Form 10-K, Exhibit 13
period 1996-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 1997-03-28
CIK 737296

                                                                       1996
--------------------------------------------------------------------------------
Prudential-Bache/                                                      Annual
Watson & Taylor, Ltd.-2                                                Report

                     PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               1996 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statement of net assets in process of liquidation of
Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1996, and the related statement of changes in net assets in process of liquidation for the three months then ended. In addition, we have audited the accompanying statement of financial condition, as of December 31, 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1996, the changes in its net assets in liquidation for the three months then ended, its financial condition as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, in 1995, the Partnership changed its method of accounting for the carrying value of real estate by adopting Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

/s/ Ernst & Young LLP
New York, New York
February 7, 1997, except for Note G,
  as to which the date is March 5, 1997

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENT OF NET ASSETS
                               DECEMBER 31, 1996
                          (in process of liquidation)

-------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                                $ 1,518,521
Cash and cash equivalents                                                               1,227,972
Other assets                                                                               63,620
                                                                                      -----------
Total assets                                                                            2,810,113
                                                                                      -----------
LIABILITIES
Estimated liquidation costs                                                               385,000
Other liabilities                                                                         368,769
Due to affiliates, net                                                                     47,022
                                                                                      -----------
Total liabilities                                                                         800,791
                                                                                      -----------
Contingencies
Net assets available to limited and general partners                                  $ 2,009,322
                                                                                      -----------
                                                                                      -----------
Limited and equivalent partnership units issued and outstanding                            51,818
                                                                                      -----------
                                                                                      -----------
-------------------------------------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1995
                             (going concern basis)

-------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                                $13,099,251
Cash and cash equivalents                                                                 957,903
Other assets                                                                               29,295
                                                                                      -----------
Total assets                                                                          $14,086,449
                                                                                      -----------
                                                                                      -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accrued real estate taxes                                                             $   105,458
Accounts payable and accrued expenses                                                     114,004
Unearned rental income                                                                     46,166
Due to affiliates, net                                                                     66,280
Deposits due to tenants                                                                    88,910
                                                                                      -----------
Total liabilities                                                                         420,818
                                                                                      -----------
Partners' capital
Limited partners (51,818 limited and equivalent units issued and outstanding)          13,729,712
General partners                                                                          (64,081)
                                                                                      -----------
Total partners' capital                                                                13,665,631
                                                                                      -----------
Total liabilities and partners' capital                                               $14,086,449
                                                                                      -----------
                                                                                      -----------
-------------------------------------------------------------------------------------------------
             The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                       STATEMENT OF CHANGES IN NET ASSETS
                           FOR THE THREE MONTHS ENDED
                               DECEMBER 31, 1996
                          (in process of liquidation)

                                                           LIMITED         GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                              $ 13,768,114     $(63,693 )    $ 13,704,421
Gain on sale of properties                                  3,472,042       61,300         3,533,342
Net income from liquidating activities                        236,833        2,393           239,226
Distributions                                             (15,467,667)          --       (15,467,667)
                                                         ------------     ---------     ------------
Net assets--December 31, 1996                            $  2,009,322     $     --      $  2,009,322
                                                         ------------     ---------     ------------
                                                         ------------     ---------     ------------
----------------------------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                               1996           1995           1994
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                               $2,190,501     $2,822,490     $2,604,144
Interest                                                        18,769         18,864         11,826
                                                            ----------     ----------     ----------
                                                             2,209,270      2,841,354      2,615,970
                                                            ----------     ----------     ----------
EXPENSES
Property operating                                             772,224      1,039,761        938,587
General and administrative                                     631,977        298,370        277,636
Real estate taxes                                              185,950        250,259        263,733
Depreciation                                                        --        763,660        733,229
                                                            ----------     ----------     ----------
                                                             1,590,151      2,352,050      2,213,185
                                                            ----------     ----------     ----------
Net income                                                  $  619,119     $  489,304     $  402,785
                                                            ----------
----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Limited partners                                            $  612,928     $  484,411     $  398,757
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partners                                            $    6,191     $    4,893     $    4,028
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per limited partnership unit                     $    11.89     $     9.40     $     7.73
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                            LIMITED        GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1993            $14,646,452     $(54,821 )    $14,591,631
Net income                                                    398,757        4,028          402,785
Distributions                                              (1,033,761)     (10,442 )     (1,044,203)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1994             14,011,448      (61,235 )     13,950,213
Net income                                                    484,411        4,893          489,304
Distributions                                                (766,147)      (7,739 )       (773,886)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1995             13,729,712      (64,081 )     13,665,631
Net income                                                    612,928        6,191          619,119
Distributions                                                (574,526)      (5,803 )       (580,329)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--September 30, 1996           $13,768,114     $(63,693 )    $13,704,421
                                                          -----------     ---------     -----------
                                                          -----------     ---------     -----------
---------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of this statement

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                              1996           1995           1994
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                        $2,199,943     $2,836,953     $ 2,643,526
Interest received                                              18,769         18,864          11,826
Property operating expenses paid                             (776,748)    (1,023,664)     (1,000,891)
Real estate taxes paid                                       (200,963)      (244,205)       (261,994)
General and administrative expenses paid                     (435,568)      (235,304)       (357,496)
                                                           ----------     ----------     -----------
Net cash provided by operating activities                     805,433      1,352,644       1,034,971
CASH FLOWS FROM INVESTING ACTIVITIES
Property improvements                                         (49,491)      (168,314)       (129,307)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                               (580,329)      (773,886)     (1,063,610)
                                                           ----------     ----------     -----------
Net increase (decrease) in cash and cash equivalents          175,613        410,444        (157,946)
Cash and cash equivalents at beginning of period              957,903        547,459         705,405
                                                           ----------     ----------     -----------
Cash and cash equivalents at end of period                 $1,133,516     $  957,903     $   547,459
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                 $  619,119     $  489,304     $   402,785
                                                           ----------     ----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation                                                       --        763,660         733,229
Changes in:
Other assets                                                  (13,933)        (7,951)         47,363
Accounts payable and accrued expenses                         197,792         37,441         (94,526)
Due to affiliates, net                                         (5,907)        41,723         (47,638)
Accrued real estate taxes                                     (15,013)         6,053           1,739
Unearned rental income                                         14,787         (3,836)         (5,984)
Deposits due to tenants                                         8,588         26,250          (1,997)
                                                           ----------     ----------     -----------
Total adjustments                                             186,314        863,340         632,186
                                                           ----------     ----------     -----------
Net cash provided by operating activities                  $  805,433     $1,352,644     $ 1,034,971
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-2 (the ``Partnership'') is a Texas limited partnership formed on November 14, 1983 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. (``PBP''), a wholly-owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the ``General Partners''). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments.

   On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all the properties held by the Partnership. On June 13, 1996, the Partnership entered into a contract with Public Storage, Inc., the property manager of the Partnership's properties, for the sale of all the Partnership's properties. This sale was subject to the approval by the limited partners holding a majority of the limited partnership units and certain other conditions and potential price adjustments.

   In accordance with a consent statement dated September 17, 1996 (the ``Consent Statement''), the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all eight miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. Seven of the eight properties which were under contract were sold to Public Storage, Inc. and its affiliates on December 16, 1996. The Partnership received, in cash, gross sales proceeds of $16,000,000 reduced by certain selling expenses and pro-rations of approximately $433,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $3,533,000 for financial reporting purposes.

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property has evidenced certain concentrations of hazardous materials which were discovered in an environmental review of the property. The results of the environmental assessment have been reported to the appropriate State environmental regulatory departments. It is uncertain at this time what the State environmental regulatory departments will ultimately require to resolve the environmental issue at the property, although currently the State is requiring that the situation be monitored on a quarterly basis. Due to the uncertainty of the environmental status of the property, Public Storage, Inc. has decided not to proceed with the purchase of this property. Accordingly, it is currently uncertain when the final sale of this property will occur.

   A distribution of $300 per limited partnership unit was made on December 19, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1997, subject to the prior sale of the Hampton Park property, and will distribute any remaining funds at such time. There are no assurances that a buyer can be found for the Hampton Park property until the environmental issue is resolved. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

B. Summary of Significant Accounting Policies

Basis of accounting

   As a result of the pending liquidation of the Partnership, the Partnership changed from the going-concern basis and adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements.

Property

   Effective December 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. For properties that are held for sale, SFAS No. 121 states that they should be recorded at the lower of carrying amount or estimated fair value less costs to sell. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. Accordingly, effective December 31, 1995, the Partnership had reclassified its properties from held for use to held for sale and had ceased depreciating the properties for financial statement purposes only. The adoption of SFAS No. 121 had no material effect on the financial position of the Partnership as of December 31, 1995.

   Prior to December 31, 1995, property investments were carried at the lower of the carrying amount or estimated amounts recoverable through future operations and sale of the property. Property investments were depreciated using the straight-line method over their estimated economic lives which range from 5 to 25 years depending on property type.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Net income from operations is allocated and cash from operations is distributed 99% to the limited partners and 1% to the General Partners. Net loss from operations is allocated 92% to the limited partners and 8% to the General Partners.

   Income from a Terminating Sale, as defined in the Partnership Agreement, is allocated first to all partners having negative capital account balances, to the extent of such balances, and then to the limited partners until their capital accounts equal their Adjusted Capital Contribution plus a Cumulative Preference as those terms are defined in the Partnership Agreement. However, the minimum allocation to the General Partners of income from a Terminating Sale shall not be less than 1%. Sales proceeds from a Terminating Sale are first used for the payment of any debts or obligations of the Partnership, then any balance remaining is distributed to the partners having positive capital account balances.

   Net income per limited partnership unit is based on 51,560 limited and equivalent units outstanding, which excludes 258 equivalent units held by PBP (see Note E) for which PBP has waived all of its rights therein.

C. Property Held for Sale

   The Partnership's property consisted of:

                                                                       December 31,
                                                                ---------------------------
                                                                   1996            1995
                                                                ----------      -----------
        Arlington-Arlington, Texas                              $   --          $ 2,640,040
        Arapaho-Richardson, Texas                                   --            2,219,881
        South May/I-240-Oklahoma City, Oklahoma                     --            1,331,989
        Santa Fe/79th St.-Oklahoma City, Oklahoma                   --              836,911
        South May/44th St.-Oklahoma City, Oklahoma                  --              754,917
        Timbercrest-Tulsa, Oklahoma                                 --            2,911,633
        Cherry Hill-Cherry Hill, New Jersey                         --              897,174
        Hampton Park-Capitol Heights, Maryland                   1,518,521        1,506,706
                                                                ----------      -----------
                                                                $1,518,521      $13,099,251
                                                                ----------      -----------
                                                                ----------      -----------

   In December 1996, the Partnership sold all of its properties except for Hampton Park.

D. Net Income From Liquidating Activities

   Net income from liquidating activities for the three months ended December 31, 1996 consisted of:

               Rental and other income                                    $ 699,656
                                                                          ---------
               Property operating expenses                                  370,952
               General and administrative expenses                         (295,522)
               Estimated liquidation expenses                               385,000
                                                                          ---------
                                                                            460,430
                                                                          ---------
               Net income from liquidating activities                     $ 239,226
                                                                          ---------
                                                                          ---------

   The credit balance for general and administrative expenses resulted from the reclassification in the three months ended December 31, 1996 of certain Consent Statement costs which arose in the nine months ended September 30, 1996. These consent costs were reclassified as a reduction of the gain on sale of the property during the three months ended December 31, 1996.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1996, 1995 and 1994 were approximately $140,000, $104,000 and $95,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. In 1994, the Partnership recorded approximately $31,000 for the reimbursement of certain prior periods' general, administrative and monitoring expenses incurred by affiliates of the individual General Partners. Approximately $39,000 and $24,000 were incurred in 1996 and 1995, respectively.

   In conjunction with the adoption of the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1996 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $140,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1996.

   PBP and the individual General Partners of the Partnership, own 258, 130 and 130 equivalent limited partnership units, respectively. PBP receives funds from the Partnership, such as General Partner distributions and reimbursement of expenses, but has waived all of its rights resulting from its ownership of equivalent limited partnership units. Accordingly, the 258 units owned by PBP have been excluded from the calculation of net income per limited partnership unit and distributions per limited partnership unit.

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owns 180 limited partnership units at December 31, 1996.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes:

                                                                  For the year ended December 31
                                                              --------------------------------------
                                                                 1996          1995          1994
                                                              ----------     ---------     ---------
Net income per financial statements                           $4,391,687(a)  $ 489,304     $ 402,785
Tax gain on sale of property in excess of book amount          3,997,311            --            --
Estimated liquidation costs, deducted for books not tax          385,000            --            --
Rent received in advance, net of reversal of prior year
  amount                                                         (46,167)       (3,836)       (5,984)
Bad debt (recovery) provision for book purposes                       --       (25,000)      (15,000)
Tax depreciation and amortization in excess of book amounts     (913,542)     (234,947)     (357,299)
                                                              ----------     ---------     ---------
Tax basis net income                                          $7,814,289     $ 225,521     $  24,502
                                                              ----------     ---------     ---------
                                                              ----------     ---------     ---------

   (a) Includes gain on sale of properties ($3,533,342) and net income for liquidating activities ($239,226) which are reflected in the Statement of Changes in Net Assets.

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partners' capital of syndication costs, for book purposes, when the Partnership was formed.

G. Subsequent Event

   On March 5, 1997, a lawsuit captioned Madison Partnership Liquidity Investors VIII, LLC (``Madison'') v. Prudential-Bache Properties, Inc. was filed in the Court of Chancery in the State of Delaware. The suit alleges a breach of contract with Madison and a breach of fiduciary duty to Madison, as well as intentional interference with the contract between Madison and the purported tendering limited partners. The suit seeks injunctive and declaratory relief demanding that the Partnership's transfer agent effectuate the purported transfers to Madison, pursuant to the tender offer made by Madison to the limited partners. The lawsuit does not name the Partnership as a defendant but does name the Partnership's Managing General Partner. The distribution amounts in excess of Madison's tender offer price, with respect to the Units that are the subject of this lawsuit, have been escrowed by the Partnership's transfer agent pending a resolution of this issue. The Managing General Partner is preparing an answer to the complaint at this time.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with the Consent Statement dated September 17, 1996, the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all eight miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. Seven of the eight properties which were under contract were sold to Public Storage, Inc. and its affiliates on December 16, 1996. The Partnership received, in cash, gross sales proceeds of $16,000,000 reduced by certain selling expenses and pro-rations of approximately $433,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $3,533,000 for financial reporting purposes.

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property has evidenced certain concentrations of hazardous materials which were discovered in an environmental review of the property. The results of the environmental assessment have been reported to the appropriate State environmental regulatory departments. It is uncertain at this time what the State environmental regulatory departments will ultimately require to resolve the environmental issue at the property, although currently the State is requiring that the situation be monitored on a quarterly basis. Due to the uncertainty of the environmental status of the property, Public Storage, Inc. has decided not to proceed with the purchase of this property. Accordingly, it is currently uncertain when the final sale of this property will occur.

   A distribution of $300 per limited partnership unit was made on December 19, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1997, subject to the prior sale of the Hampton Park property, and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements. There are no assurances that a buyer can be found for the Hampton Park property until the environmental issue is resolved.

Results of Operations

   All significant fluctuations between 1995 and 1996 were due to comparing nine months in 1996 on a going-concern basis to twelve months in 1996, the sale of substantially all the Partnership's properties during 1996 and the accrual of estimated costs relating to the liquidation of the Partnership.

1995 vs 1994

   Net income increased by $87,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994 for the reasons discussed below.

   Rental income increased by approximately $218,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994. Rental income increased primarily due to improved rental rates at all properties. In addition, all of the properties except Arlington, South May/I-240 and Santa Fe had an increase in average occupancies.

   Property operating expenses increased by approximately $101,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994. These increases were due to higher property level payroll costs at all properties except Santa Fe, higher utility expense at all properties except South May/I-240 and Arapaho, and increased insurance expense primarily at Arlington and Hampton Park. These increases were partially offset by decreases in repairs and maintenance expense especially at Arapaho, Timbercrest, South May/I-240 and Cherry Hill. Management fees also increased because they are based on rental income. In addition, leasing commissions have increased since more of the commercial units have been leased.

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

                               OTHER INFORMATION

The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache/Watson & Taylor, Ltd.-2
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                    BULK RATE
P.O. Box 2016                                      U.S. POSTAGE
New York, NY 10272                                      PAID
                                                  Automatic Mail

PBW&T2/171650