Form 10-K, Exhibit 13
period 1997-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 1998-03-31
CIK 737296

                                                          1997
--------------------------------------------------------------------------------
Prudential-Bache/                                         Annual
Watson & Taylor, Ltd.-2                                   Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               1997 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1997 and 1996, and the related statements of changes in net assets in process of liquidation for the year ended December 31, 1997 and for the three months ended December 31, 1996. In addition, we have audited the accompanying statements of operations, changes in partners' capital and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995. Our audit also included the financial statement schedules listed in the Index at Item 14(a). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1997 and 1996, the changes in its net assets in process of liquidation for the year ended December 31, 1997 and for the three months ended December 31, 1996, and the results of its operations and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the financial information set forth therein.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting on October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 18, 1998, except for Note G
as to which the date is March 1, 1998

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                               December 31,
                                                                            1997           1996
--------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                   $1,518,521     $1,518,521
Cash and cash equivalents                                                   870,538      1,227,972
Other assets                                                                 78,983         63,620
                                                                         ----------     ----------
Total assets                                                              2,468,042      2,810,113
                                                                         ----------     ----------
LIABILITIES
Estimated liquidation costs                                                 377,989        385,000
Other liabilities                                                                --        368,769
Due to affiliates, net                                                           --         47,022
                                                                         ----------     ----------
Total liabilities                                                           377,989        800,791
                                                                         ----------     ----------
Net assets available to limited and general partners                     $2,090,053     $2,009,322
                                                                         ----------     ----------
                                                                         ----------     ----------
Limited and equivalent partnership units issued and outstanding              51,818         51,818
                                                                         ----------     ----------
                                                                         ----------     ----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                           LIMITED         GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                              $ 13,768,114     $(63,693 )    $ 13,704,421
Gain on sale of properties                                  3,472,042       61,300         3,533,342
Net income from liquidating activities                        236,833        2,393           239,226
Distributions                                             (15,467,667)       --          (15,467,667)
                                                         ------------     ---------     ------------
Net assets--December 31, 1996                               2,009,322        --            2,009,322
Net income from liquidating activities                         80,731        --               80,731
                                                         ------------     ---------     ------------
Net assets--December 31, 1997                            $  2,090,053     $  --         $  2,090,053
                                                         ------------     ---------     ------------
                                                         ------------     ---------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS
                             (going concern basis)

                                                                         Nine Months
                                                                            Ended          Year Ended
                                                                        September 30,     December 31,
                                                                            1996              1995
------------------------------------------------------------------------------------------------------
REVENUES
Rental income                                                            $ 2,190,501       $2,822,490
Interest                                                                      18,769           18,864
                                                                        -------------     ------------
                                                                           2,209,270        2,841,354
                                                                        -------------     ------------
EXPENSES
Property operating                                                           772,224        1,039,761
General and administrative                                                   631,977          298,370
Real estate taxes                                                            185,950          250,259
Depreciation                                                                      --          763,660
                                                                        -------------     ------------
                                                                           1,590,151        2,352,050
                                                                        -------------     ------------
Net income                                                               $   619,119       $  489,304
                                                                        -------------     ------------
                                                                        -------------     ------------
ALLOCATION OF NET INCOME
Limited partners                                                         $   612,928       $  484,411
                                                                        -------------     ------------
                                                                        -------------     ------------
General partners                                                         $     6,191       $    4,893
                                                                        -------------     ------------
                                                                        -------------     ------------
Net income per limited partnership unit                                  $     11.89       $     9.40
                                                                        -------------     ------------
                                                                        -------------     ------------
------------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                            LIMITED        GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1994            $14,011,448     $(61,235 )    $13,950,213
Net income                                                    484,411        4,893          489,304
Distributions                                                (766,147)      (7,739 )       (773,886)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1995             13,729,712      (64,081 )     13,665,631
Net income                                                    612,928        6,191          619,119
Distributions                                                (574,526)      (5,803 )       (580,329)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--September 30, 1996           $13,768,114     $(63,693 )    $13,704,421
                                                          -----------     ---------     -----------
                                                          -----------     ---------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS
                             (going concern basis)

                                                                        Nine Months
                                                                           Ended           Year Ended
                                                                       September 30,      December 31,
                                                                            1996              1995
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                                      $2,199,943       $ 2,836,953
Interest received                                                            18,769            18,864
Property operating expenses paid                                           (776,748)       (1,023,664 )
Real estate taxes paid                                                     (200,963)         (244,205 )
General and administrative expenses paid                                   (435,568)         (235,304 )
                                                                       --------------     ------------
Net cash provided by operating activities                                   805,433         1,352,644
CASH FLOWS FROM INVESTING ACTIVITIES
Property improvements                                                       (49,491)         (168,314 )
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                                             (580,329)         (773,886 )
                                                                       --------------     ------------
Net increase in cash and cash equivalents                                   175,613           410,444

Cash and cash equivalents at beginning of period                            957,903           547,459
                                                                       --------------     ------------
Cash and cash equivalents at end of period                               $1,133,516       $   957,903
                                                                       --------------     ------------
                                                                       --------------     ------------
------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                               $  619,119       $   489,304
                                                                       --------------     ------------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation                                                                     --           763,660
Changes in:
Other assets                                                                (13,933)           (7,951 )
Accounts payable and accrued expenses                                       197,792            37,441
Due to affiliates, net                                                       (5,907)           41,723
Accrued real estate taxes                                                   (15,013)            6,053
Unearned rental income                                                       14,787            (3,836 )
Deposits due to tenants                                                       8,588            26,250
                                                                       --------------     ------------
Total adjustments                                                           186,314           863,340
                                                                       --------------     ------------
Net cash provided by operating activities                                $  805,433       $ 1,352,644
                                                                       --------------     ------------
                                                                       --------------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-2 (the 'Partnership') is a Texas limited partnership formed on November 14, 1983 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. ('PBP'), a wholly owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the 'General Partners'). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments.

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

   In accordance with a consent statement dated September 17, 1996 (the 'Consent Statement'), the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all eight miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. Seven of the eight properties which were under contract were sold to Public Storage, Inc. and its affiliates on December 16, 1996. The Partnership received, in cash, gross sales proceeds of $16,000,000 reduced by certain selling expenses and pro rations of approximately $433,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $3,533,000 for financial reporting purposes.

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property evidenced certain concentrations of hazardous materials discovered in an environmental review of the property. The property continues to be monitored by the State environmental regulatory department, but it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. The Partnership intends to sell the property as soon as possible; however, no buyer for the property has been identified and it is uncertain when any such sale will be consummated.

   A distribution of $300 per limited partnership unit was made on December 19, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet the anticipated current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1998, subject to and assuming the prior sale of the Hampton Park property, and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996 and December 31, 1997 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. Prior to October 1, 1996, the books and records of the Partnership were maintained on a going-concern accrual basis of accounting. The Partnership's fiscal year for both book and tax purposes ends on December 31.

Property

   Effective December 31, 1995, the Partnership reclassified its properties from held for use to held for sale and ceased depreciating the properties for financial reporting purposes only. Properties held for sale are recorded at the lower of carrying amount or estimated fair value less costs to sell.

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

C. Property Held for Sale

   The Partnership's property as of December 31, 1997 and 1996 consisted solely of Hampton Park, a miniwarehouse facility located in Capitol Heights, Maryland.

D. Net Income From Liquidating Activities

   Net income from liquidating activities consisted of the following:

                                                               Year Ended          Three Months Ended
                                                            December 31, 1997      December 31, 1996
                                                            -----------------      ------------------
           Rental and other income                              $ 483,910              $  699,656
                                                            -----------------      ------------------
           Property operating expenses                            258,987                 370,952
           General and administrative expenses                     53,840                (295,522)
           Estimated liquidation expenses                          90,352                 385,000
                                                            -----------------      ------------------
                                                                  403,179                 460,430
                                                            -----------------      ------------------
           Net income from liquidating activities               $  80,731              $  239,226
                                                            -----------------      ------------------
                                                            -----------------      ------------------

   The credit balance for general and administrative expenses resulted from the reclassification in the three months ended December 31, 1996 of certain Consent Statement costs which arose in the nine months ended September 30, 1996. These consent costs were reclassified as a reduction of the gain on sale of the property during the three months ended December 31, 1996.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1997, 1996 and 1995 were $57,000, $140,000 and $104,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. Costs incurred in 1996 and 1995 were $39,000 and $24,000, respectively.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1997 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $123,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1997.

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

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 180 limited partnership units at December 31, 1997.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                 For the year ended December 31
                                                             ---------------------------------------
                                                                1997           1996          1995
                                                             ----------     ----------     ---------
Net income per financial statements                          $   80,731(a)  $4,391,687(b)  $ 489,304
Tax gain on sale of property in excess of book amount                --      3,997,311            --
Estimated liquidation costs, deducted for books not tax          90,352        385,000            --
Estimated liquidation costs, deducted for tax not book         (118,714)            --            --
Rent received in advance, net of reversal of prior year
  amount                                                             --        (46,167)       (3,836)
Bad debt (recovery) provision for book purposes                      --             --       (25,000)
Tax depreciation and amortization in excess of book
  amounts                                                      (138,810)      (913,542)     (234,947)
                                                             ----------     ----------     ---------
Tax basis net income (loss)                                  $  (86,441)    $7,814,289     $ 225,521
                                                             ----------     ----------     ---------
                                                             ----------     ----------     ---------

   (a) Represents net income from liquidating activities which is reflected in the Statement of Changes in Net Assets.

   (b) Represents gain on sale of properties ($3,533,342) and net income from liquidating activities ($239,226) which are reflected in the Statement of Changes in Net Assets and net income from operations ($619,119) which is reflected in the Statement of Operations.

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partners' capital of syndication costs, for book purposes, when the Partnership was formed.

G. Subsequent Event

   Effective February 28, 1998, American Office Park Properties, Inc., a subsidiary of Public Storage, Inc., terminated its management of the Hampton Park property. The Partnership has entered into a management agreement ('Management Agreement') with Watson & Taylor Management, Inc. ('WTMI'), an affiliate of the Individual General Partners, effective March 1, 1998. WTMI will be responsible for the day-to-day operation of the property, including the supervision of the on-site managers and the establishment of rental policies and rates for new rentals and renewals and will direct the marketing activity for the property. The Management Agreement may be terminated by either party with 60 days' written notice, with or without cause, and can be terminated upon a sale of the property. WTMI will receive 4.5% of the property's gross revenues (as defined in the Management Agreement) as a management fee.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with the Consent Statement dated September 17, 1996, the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all eight miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. Seven of the eight properties which were under contract were sold to Public Storage, Inc. and its affiliates on December 16, 1996. The Partnership received, in cash, gross sales proceeds of $16,000,000 reduced by certain selling expenses and pro rations of approximately $433,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $3,533,000 for financial reporting purposes.

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property evidenced certain concentrations of hazardous materials discovered in an environmental review of the property. The property continues to be monitored by the State environmental regulatory department but it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. The Partnership intends to sell the property as soon as possible; however, no buyer for the property has been identified and it is uncertain when any such sale will be consummated.

   A distribution of $300 per limited partnership unit was made on December 19, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet the anticipated current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1998, subject to and assuming the prior sale of the Hampton Park property, and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996 and thus not reporting results of operations thereafter, and the sale of substantially all of the properties in October 1996, there is no management discussion comparing the corresponding 1997 and 1996 periods.

   All significant fluctuations between 1995 and 1996 were due to comparing 9 months in 1996 on a going-concern basis to 12 months in 1995, the sale of substantially all the Partnership's properties during 1996 and the accrual at year-end 1996 of estimated costs relating to the liquidation of the Partnership.

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