Form 10-K, Exhibit 13
period 1998-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 1999-03-31
CIK 737296

                                                          1998
--------------------------------------------------------------------------------
Prudential-Bache/                                         Annual
Watson & Taylor, Ltd.-2                                   Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               1998 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1998 and 1997, and the related statements of changes in net assets in process of liquidation for the years then ended and for the three months ended December 31, 1996. In addition, we have audited the related statements of operations, changes in partners' capital and cash flows for the nine months ended September 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1998 and 1997, the changes in its net assets in process of liquidation for the years then ended and for the three months ended December 31, 1996, and the results of its operations and cash flows for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 10, 1999

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                               December 31,
                                                                            1998           1997
--------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                   $1,518,521     $1,518,521
Cash and cash equivalents                                                 1,019,613        870,538
Other assets                                                                 56,530         78,983
                                                                         ----------     ----------
Total assets                                                              2,594,664      2,468,042
                                                                         ----------     ----------
LIABILITIES
Estimated liquidation costs                                                 264,767        377,989
                                                                         ----------     ----------
Net assets available to limited and general partners                     $2,329,897     $2,090,053
                                                                         ----------     ----------
                                                                         ----------     ----------
Limited and equivalent partnership units issued and outstanding              51,818         51,818
                                                                         ----------     ----------
                                                                         ----------     ----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                            LIMITED        GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                               $13,768,114     $(63,693 )    $13,704,421
Gain on sale of properties                                  3,472,042       61,300        3,533,342
Net income from liquidating activities                        236,833        2,393          239,226
Distributions                                             (15,467,667)       --         (15,467,667)
                                                          -----------     ---------     -----------
Net assets--December 31, 1996                               2,009,322        --           2,009,322
Net income from liquidating activities                         80,731        --              80,731
                                                          -----------     ---------     -----------
Net assets--December 31, 1997                               2,090,053        --           2,090,053
Net income from liquidating activities                        239,844        --             239,844
                                                          -----------     ---------     -----------
Net assets--December 31, 1998                             $ 2,329,897     $  --         $ 2,329,897
                                                          -----------     ---------     -----------
                                                          -----------     ---------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                            STATEMENT OF OPERATIONS
                             (going concern basis)

                                                                                      Nine Months
                                                                                         Ended
                                                                                     September 30,
                                                                                         1996
--------------------------------------------------------------------------------------------------
REVENUES
Rental income                                                                         $ 2,190,501
Interest                                                                                   18,769
                                                                                     -------------
                                                                                        2,209,270
                                                                                     -------------
EXPENSES
Property operating                                                                        772,224
General and administrative                                                                631,977
Real estate taxes                                                                         185,950
                                                                                     -------------
                                                                                        1,590,151
                                                                                     -------------
Net income                                                                            $   619,119
                                                                                     -------------
                                                                                     -------------
ALLOCATION OF NET INCOME
Limited partners                                                                      $   612,928
                                                                                     -------------
                                                                                     -------------
General partners                                                                      $     6,191
                                                                                     -------------
                                                                                     -------------
Net income per limited partnership unit                                               $     11.89
                                                                                     -------------
                                                                                     -------------
--------------------------------------------------------------------------------------------------

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                            LIMITED        GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1995            $13,729,712     $(64,081 )    $13,665,631
Net income                                                    612,928        6,191          619,119
Distributions                                                (574,526)      (5,803 )       (580,329)
                                                          -----------     ---------     -----------
Partners' capital (deficit)--September 30, 1996           $13,768,114     $(63,693 )    $13,704,421
                                                          -----------     ---------     -----------
                                                          -----------     ---------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                            STATEMENT OF CASH FLOWS
                             (going concern basis)

                                                                                     Nine Months
                                                                                        Ended
                                                                                    September 30,
                                                                                         1996
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                                                   $2,199,943
Interest received                                                                         18,769
Property operating expenses paid                                                        (776,748)
Real estate taxes paid                                                                  (200,963)
General and administrative expenses paid                                                (435,568)
                                                                                    --------------
Net cash provided by operating activities                                                805,433
CASH FLOWS FROM INVESTING ACTIVITIES
Property improvements                                                                    (49,491)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                                                          (580,329)
                                                                                    --------------
Net increase in cash and cash equivalents                                                175,613

Cash and cash equivalents at beginning of period                                         957,903
                                                                                    --------------
Cash and cash equivalents at end of period                                            $1,133,516
                                                                                    --------------
                                                                                    --------------
--------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                                            $  619,119
                                                                                    --------------
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in:
Other assets                                                                             (13,933)
Accounts payable and accrued expenses                                                    197,792
Due to affiliates, net                                                                    (5,907)
Accrued real estate taxes                                                                (15,013)
Unearned rental income                                                                    14,787
Deposits due to tenants                                                                    8,588
                                                                                    --------------
Total adjustments                                                                        186,314
                                                                                    --------------
Net cash provided by operating activities                                             $  805,433
                                                                                    --------------
                                                                                    --------------
--------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of this statement.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-2 (the 'Partnership') is a Texas limited partnership formed on November 14, 1983 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. ('PBP'), a wholly owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the 'General Partners'). PBP is the Managing General Partner of the Partnership.

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

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property evidenced certain concentrations of hazardous materials discovered in an environmental review of the property. The property continues to be monitored by the State environmental regulatory department To date, the concentrations have not improved and the Partnership is reviewing certain remedial alternatives. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. The Partnership intends to sell the property as soon as possible; however, no buyer for the property has been identified and it is uncertain when any such sale will be consummated.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996, December 31, 1997 and December 31, 1998 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. Prior to October 1, 1996, the books and records of the Partnership were maintained on a going-concern accrual basis of accounting. The Partnership's fiscal year for both book and tax purposes ends on December 31.

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

C. Property Held for Sale

   The Partnership's property as of December 31, 1998, 1997 and 1996 consisted solely of Hampton Park, a miniwarehouse facility located in Capitol Heights, Maryland.

D. Net Income From Liquidating Activities

   Net income from liquidating activities consisted of the following:

                                              Year Ended           Year Ended        Three Months Ended
                                             December 31,         December 31,          December 31,
                                                 1998                 1997                  1996
                                           -----------------    -----------------    ------------------
Rental and other income                        $ 504,300            $ 483,910            $  699,656
                                           -----------------    -----------------    ------------------
Property operating expenses                      224,936              258,987               370,952
General and administrative expenses                6,493               53,840              (295,522)
Estimated liquidation expenses                    33,027               90,352               385,000
                                           -----------------    -----------------    ------------------
                                                 264,456              403,179               460,430
                                           -----------------    -----------------    ------------------
Net income from liquidating activities         $ 239,844            $  80,731            $  239,226
                                           -----------------    -----------------    ------------------
                                           -----------------    -----------------    ------------------

   The credit balance for general and administrative expenses resulted from the reclassification in the three months ended December 31, 1996 of certain Consent Statement costs which arose in the nine months ended September 30, 1996. These consent costs were reclassified as a reduction of the gain on sale of the property during the three months ended December 31, 1996.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1998, 1997 and 1996 were $6,000, $57,000 and $140,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. Costs incurred in 1996 was $39,000. No additional costs were incurred in 1997 or 1998.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1998 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $59,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1998.

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

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 180 limited partnership units at December 31, 1998.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                  For the year ended December 31
                                                              --------------------------------------
                                                                1998          1997           1996
                                                              ---------     ---------     ----------
Net income per financial statements                           $ 239,844(a)  $  80,731(a)  $4,391,687(b)
Tax gain on sale of property in excess of book amount                --            --      3,997,311
Estimated liquidation costs, deducted for books not tax          33,027        90,352        385,000
Estimated liquidation costs, deducted for tax not book         (146,248)     (118,714)            --
Rent received in advance, net of reversal of prior year
  amount                                                             --            --        (46,167)
Tax depreciation and amortization in excess of book amounts    (138,605)     (138,810)      (913,542)
                                                              ---------     ---------     ----------
Tax basis net income (loss)                                   $ (11,982)    $ (86,441)    $7,814,289
                                                              ---------     ---------     ----------
                                                              ---------     ---------     ----------

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

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. This property evidenced certain concentrations of hazardous materials discovered in an environmental review of the property. The property continues to be monitored by the State environmental regulatory department. To date, concentrations have not improved and the Partnership is reviewing certain remedial alternatives. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. The Partnership intends to sell the property as soon as possible; however, no buyer for the property has been identified and it is uncertain when any such sale will be consummated.

   A distribution of $300 per limited partnership unit was made on December 19, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet the anticipated current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate after the sale of the Hampton Park property, and will distribute any remaining funds at such time. In accordance with the Partnership Agreement, such distributions to partners will be made based upon each partners' capital account for Federal income tax purposes. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996 and thus not reporting results of operations thereafter, and the sale of substantially all of the properties in October 1996, there is no management discussion comparing the corresponding 1998, 1997 and 1996 periods.

Year 2000

   The Partnership has considered and is taking appropriate actions to address the possible adverse effects of the Year 2000 on its systems and operations. Accordingly, the Partnership believes the Year 2000 will not have significant adverse effects on its systems and operations.

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