Form 10-K, Exhibit 13
period 1999-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2000-03-30
CIK 737296

                                              1999
----------------------------------------------------------------------
Prudential-Bache/                             Annual
Watson & Taylor, Ltd.-2                       Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               1999 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 1999 and 1998, and the related statements of changes in net assets in process of liquidation for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 1999 and 1998, and the changes in its net assets in process of liquidation for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 9, 2000

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                               December 31,
                                                                            1999           1998
--------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                   $2,018,521     $1,518,521
Cash and cash equivalents                                                 1,036,053      1,019,613
Other assets                                                                277,922         56,530
                                                                         ----------     ----------
Total assets                                                              3,332,496      2,594,664
                                                                         ----------     ----------
LIABILITIES
Estimated liquidation costs                                                 366,078        264,767
Estimated remediation costs                                                 500,000         --
                                                                         ----------     ----------
Total liabilities                                                           866,078        264,767
                                                                         ----------     ----------
Net assets available to limited and general partners                     $2,466,418     $2,329,897
                                                                         ----------     ----------
                                                                         ----------     ----------
Limited and equivalent partnership units issued and outstanding              51,818         51,818
                                                                         ----------     ----------
                                                                         ----------     ----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                             LIMITED        GENERAL
                                                             PARTNERS      PARTNERS        TOTAL
---------------------------------------------------------------------------------------------------
Net assets--December 31, 1996                               $2,009,322      $ --         $2,009,322
Net income from liquidating activities                          80,731        --             80,731
                                                            ----------     ---------     ----------
Net assets--December 31, 1997                                2,090,053        --          2,090,053
Net income from liquidating activities                         239,844        --            239,844
                                                            ----------     ---------     ----------
Net assets--December 31, 1998                                2,329,897        --          2,329,897
Net income from liquidating activities                         136,521        --            136,521
                                                            ----------     ---------     ----------
Net assets--December 31, 1999                               $2,466,418      $ --         $2,466,418
                                                            ----------     ---------     ----------
                                                            ----------     ---------     ----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

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

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. In conjunction with the contract of sale of the Partnership's properties to Public Storage, Inc. ('Public'), as described above, a Phase I Environmental Site Assessment was performed in the first quarter of 1996 by Law Engineering and Environmental Services, Inc. ('LAW'), which identified one of the tenants as a potential environmental concern. As a result, the property was not sold to Public.

   LAW, at the request of the Partnership, performed a Phase II Environmental Site Assessment which was completed in June 1996. Analysis of soil and ground water samples collected at the site in this assessment indicated detectable levels of tetrachloroethene ('PCE'). LAW, at the request of the Partnership, reported the PCE release to the Maryland Department of the Environment ('MDE'). The MDE requested that a limited subsurface assessment be performed to evaluate the potential impact to subsurface soil and ground water. Since this 1996 assessment there have been fourteen additional quarterly groundwater sampling events performed through the first quarter of 2000. Based upon the results of these tests, the Partnership has continued its quarterly monitoring of the property and will continue to do so until further direction is provided by the MDE.

   The Partnership accrued a $500,000 liability which represents its best estimate of the obligation as of December 31, 1999 in the Statement of Net Assets regarding the environmental issues mentioned above. The amount includes an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. It is the Partnership's intention to sell the property; however, because of the environmental problem it is uncertain when any such sale could be consummated.

   In accordance with EITF 90-8: Capitalization of Costs to Treat Environmental Contamination, costs to remove, contain, neutralize, or prevent existing or future environmental contamination may be capitalized if (i) those costs are recoverable and (ii) those costs are incurred in preparing for sale of that property currently held for sale. The Partnership has determined that the accrued environmental liabilities of $500,000 are recoverable based upon an appraised valuation of the property received in the first quarter of 2000 that is in excess of the sum of the carrying value of the property and the environmental liability accrual. The property is currently being held for sale as mentioned above. Therefore, the Partnership increased the book value of the property on the Statement of Net Assets to $2,018,521 as of December 31, 1999.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1997, 1998 and 1999 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with generally accepted accounting principles in the United States. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. Prior to October 1, 1996, the books and records of the Partnership were maintained on a going-concern accrual basis of accounting. The Partnership's fiscal year for both book and tax purposes ends on December 31.

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

C. Property Held for Sale

   The Partnership's property as of December 31, 1999, 1998 and 1997 consisted solely of Hampton Park, a miniwarehouse facility located in Capitol Heights, Maryland.

D. Net Income From Liquidating Activities

   Net income from liquidating activities consisted of the following:

                                                           Year Ended      Year Ended      Year Ended
                                                          December 31,    December 31,    December 31,
                                                              1999            1998            1997
                                                          ------------    ------------    ------------
Rental and other income                                     $542,053        $504,300        $483,910
                                                          ------------    ------------    ------------
Property operating expenses                                  198,593         224,936         258,987
General and administrative expenses                            4,467           6,493          53,840
Estimated liquidation expenses                               202,472          33,027          90,352
                                                          ------------    ------------    ------------
                                                             405,532         264,456         403,179
                                                          ------------    ------------    ------------
Net income from liquidating activities                      $136,521        $239,844        $ 80,731
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1999, 1998 and 1997 were $92,000, $6,000 and $57,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. Costs incurred in 1999 was $36,000. No additional costs were incurred in 1997 or 1998.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1999 and 1998 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $137,000 and $59,000 as of December 31, 1999 and 1998, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The increase in these estimated liquidation costs is a result of the lengthening of the estimated holding period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1999.

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

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 180 limited partnership units at December 31, 1999.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                  For the year ended December 31
                                                               -------------------------------------
                                                                 1999          1998          1997
                                                               ---------     ---------     ---------
Net income per financial statements (a)                        $ 136,521     $ 239,844     $  80,731
Estimated liquidation costs, deducted for books not tax          202,472        33,027        90,352
Liquidation costs incurred, deducted for tax not book           (101,192)     (146,248)     (118,714)
Tax depreciation and amortization in excess of book amounts     (138,418)     (138,605)     (138,810)
                                                               ---------     ---------     ---------
Tax basis net income (loss)                                    $  99,383     $ (11,982)    $ (86,441)
                                                               ---------     ---------     ---------
                                                               ---------     ---------     ---------

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

   The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland. In conjunction with the contract of sale of the Partnership's properties to Public Storage, Inc. ('Public'), as described above, a Phase I Environmental Site Assessment was performed in the first quarter of 1996 by Law Engineering and Environmental Services, Inc. ('LAW'), which identified one of the tenants as a potential environmental concern. As a result, the property was not sold to Public.

   LAW, at the request of the Partnership, performed a Phase II Environmental Site Assessment which was completed in June 1996. Analysis of soil and ground water samples collected at the site in this assessment indicated detectable levels of tetrachloroethene ('PCE'). LAW, at the request of the Partnership, reported the PCE release to the Maryland Department of the Environment ('MDE'). The MDE requested that a limited subsurface assessment be performed to evaluate the potential impact to subsurface soil and ground water. Since this 1996 assessment there have been fourteen additional quarterly groundwater sampling events performed through the first quarter of 2000. Based upon the results of these tests, the Partnership has continued its quarterly monitoring of the property and will continue to do so until further direction is provided by the MDE.

   The Partnership accrued a $500,000 liability which represents its best estimate of the obligation as of December 31, 1999 in the Statement of Net Assets regarding the environmental issues mentioned above. The amount includes an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property. It is the Partnership's intention to sell the property; however, because of the environmental problem it is uncertain when any such sale could be consummated.

   In accordance with EITF 90-8: Capitalization of Costs to Treat Environmental Contamination, costs to remove, contain, neutralize, or prevent existing or future environmental contamination may be capitalized if (i) those costs are recoverable and (ii) those costs are incurred in preparing for sale of that property currently held for sale. The Partnership has determined that the accrued environmental liabilities of $500,000 are recoverable based upon an appraised valuation of the property received in the first quarter of 2000 that is in excess of the sum of the carrying value of the property and the environmental liability accrual. The property is currently being held for sale as mentioned above. Therefore, the Partnership increased the book value of the property on the Statement of Net Assets to $2,018,521 as of December 31, 1999.

   A distribution of $300 per limited partnership unit was made on December 19, 1996, representing the net sales proceeds reduced by a contingency reserve and funds required to meet the anticipated current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate after the sale of the Hampton Park property, and will distribute any remaining funds at such time. In accordance with the Partnership Agreement, such distributions to partners will be made based upon each partners' capital account for Federal income tax purposes. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, and the sale of substantially all of the properties in October 1996, there is no management discussion comparing the corresponding 1999, 1998 and 1997 periods.

Impact of Year 2000

   The Partnership has received no reports of incidents of systems or facilities malfunctions related to the inability of computers and/or computer software to process and calculate date-related information from and after January 1, 2000. The Partnership did not incur any costs during 1999 in connection with remediating its systems. The Partnership is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Partnership will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

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