Form 10-K, Exhibit 13
period 2000-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2001-03-15
CIK 737296

                                                   2000
--------------------------------------------------------------------
Prudential-Bache/                                  Annual
Watson & Taylor, Ltd.-2                            Report
(In Process Of Liquidation)

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               2000 Annual Report


Letter to Limited Partners

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 2000 and 1999, and the related statements of changes in net assets in process of liquidation for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2000 and 1999, and the changes in its net assets in process of liquidation for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 8, 2001

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                               December 31,
                                                                            2000           1999
--------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                   $2,018,521     $2,018,521
Cash and cash equivalents                                                 1,177,353      1,036,053
Other assets                                                                388,079        277,922
                                                                         ----------     ----------
Total assets                                                              3,583,953      3,332,496
                                                                         ----------     ----------
LIABILITIES
Estimated liquidation costs                                                 407,616        366,078
Estimated remediation costs                                                 500,000        500,000
                                                                         ----------     ----------
Total liabilities                                                           907,616        866,078
                                                                         ----------     ----------
Net assets available to limited and general partners                     $2,676,337     $2,466,418
                                                                         ----------     ----------
                                                                         ----------     ----------
Limited and equivalent partnership units issued and outstanding              51,818         51,818
                                                                         ----------     ----------
                                                                         ----------     ----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                             LIMITED        GENERAL
                                                             PARTNERS      PARTNERS        TOTAL
---------------------------------------------------------------------------------------------------
Net assets--December 31, 1997                               $2,090,053      $ --         $2,090,053
Net income from liquidating activities                         239,844        --            239,844
                                                            ----------     ---------     ----------
Net assets--December 31, 1998                                2,329,897        --          2,329,897
Net income from liquidating activities                         136,521        --            136,521
                                                            ----------     ---------     ----------
Net assets--December 31, 1999                                2,466,418        --          2,466,418
Net income from liquidating activities                         209,919        --            209,919
                                                            ----------     ---------     ----------
Net assets--December 31, 2000                               $2,676,337      $            $2,676,337
                                                            ----------     ---------     ----------
                                                            ----------     ---------     ----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                                       3

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

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

   In accordance with a consent statement dated September 17, 1996, the limited partners approved the proposed sale of all eight miniwarehouse facilities owned by the Partnership to Public Storage, Inc. ('Public') and the liquidation and dissolution of the Partnership during October 1996.

   Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by Law Engineering and Environmental Services, Inc. ('LAW') identified detectable levels of tetrachloroethene ('PCE') in the soil and ground water samples collected at the site. LAW, at the Partnership's request, reported the PCE release to the Maryland Department of the Environment ('MDE') and has continued to cooperate with MDE.

   On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. LAW, at the request of the Partnership, is in the process of submitting an application to enter the site into MDE's Voluntary Cleanup Program ('VCP'). Based on VCP regulations, MDE is required to notify the Partnership whether the site has been accepted into their program within sixty days after receiving the application. As of December 31, 2000, the Statement of Net Assets reflects an accrued liability of $500,000 which represents the Partnership's best estimate of the obligation regarding the environmental issues mentioned above. The amount includes costs associated with an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property.

   The General Partners intend to select a broker (after submitting the application to enter the VCP) for the purpose of offering the Hampton Park property to a select group of potential buyers which specialize in the purchase of contaminated properties, albeit at a discount. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification for any liability in connection with remediation of the contamination of the property as possible. The General Partners intend to have the broker offer the property pursuant to a sealed bid process; however, because of the environmental problem and MDE oversight, it is uncertain when any such sale could be consummated. The Partnership's liquidation and dissolution will proceed upon the sale of the Hampton Park property.

   Effective February 28, 1998, American Office Park Properties, Inc., a subsidiary of Public Storage, Inc., terminated its management of the Hampton Park property. The Partnership entered into a management agreement ('Management Agreement') with Watson & Taylor Management, Inc. ('WTMI'), an affiliate of the individual General Partners, effective March 1, 1998. WTMI will continue to be responsible for the day-to-day operation of the property, including the supervision of the on-site managers and the establishment of rental policies and rates for new rentals and renewals and will direct the marketing activity for the property. The Management Agreement may be terminated by either party with 60 days' written notice, with or without cause, and can be terminated upon a sale of the property. WTMI receives 4.5% of the property's gross revenues (as defined in the Management Agreement) as a management fee.

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1998, 1999 and 2000 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with accounting principles generally accepted in the United States. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a September 30, 2001 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner's best estimate. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. Prior to October 1, 1996, the books and records of the Partnership were maintained on a going-concern accrual basis of accounting. The Partnership's fiscal year for both book and tax purposes ends on December 31.

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

   PBP has waived its right to share in any limited partner cash distributions and allocations of the Partnership's profits and losses with respect to the 258 equivalent units it holds (see Note E).

C. Property Held for Sale

   The Partnership's property as of December 31, 2000, 1999 and 1998 consisted solely of Hampton Park, a miniwarehouse facility located in Capitol Heights, Maryland. It is uncertain at this time what the Partnership will ultimately realize from the sale of the property due to the property's environmental issue (see Note A). However, the carrying amount of the property appears to be recoverable based on a March 2000 appraised valuation of the property (reduced by estimated costs to sell) less estimated costs to resolve the environmental issue.

D. Net Income From Liquidating Activities

   Net income from liquidating activities consisted of the following:

                                                           Year Ended      Year Ended      Year Ended
                                                          December 31,    December 31,    December 31,
                                                              2000            1999            1998
                                                          ------------    ------------    ------------
Rental and other income                                     $599,874        $542,053        $504,300
                                                          ------------    ------------    ------------
Property operating expenses                                  221,982         198,593         224,936
General and administrative expenses                            1,343           4,467           6,493
Estimated liquidation expenses                               166,630         202,472          33,027
                                                          ------------    ------------    ------------
                                                             389,955         405,532         264,456
                                                          ------------    ------------    ------------
Net income from liquidating activities                      $209,919        $136,521        $239,844
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 2000, 1999 and 1998 were $64,000, $92,000 and $6,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. Costs incurred in 2000 and 1999 were $21,000 and $36,000, respectively. No such costs were incurred in 1998.

   Additionally, WTMI receives 4.5% of the property's gross revenues (as defined in the Management Agreement) as a management fee. Such management fees totalled $26,000, $24,000 and $17,000 for the years ended December 31, 2000 and 1999 and for the ten month period ended December 31, 1998, respectively.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2000 and 1999 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $161,000 and $137,000 as of December 31, 2000 and 1999, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 2000.

   PBP and the individual General Partners of the Partnership, own 258, 130 and 130 equivalent limited partnership units, respectively. PBP receives funds from the Partnership, such as General Partner distributions and reimbursement of expenses, but has waived all of its rights resulting from its ownership of equivalent limited partnership units. Accordingly, the 258 units owned by PBP are not part of the 51,560 limited and equivalent units which receive distributions and allocations of the Partnership's profits and losses.

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 180 limited partnership units at December 31, 2000.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                  For the year ended December 31
                                                               -------------------------------------
                                                                 2000          1999          1998
                                                               ---------     ---------     ---------
Net income for financial reporting purposes (a)                $ 209,919     $ 136,521     $ 239,844
Estimated liquidation costs, deducted for books not tax          166,630       202,472        33,027
Liquidation costs incurred, deducted for tax not book           (125,092)     (101,192)     (146,248)
Tax depreciation and amortization in excess of book amounts     (139,570)     (138,418)     (138,605)
                                                               ---------     ---------     ---------
Tax basis net income (loss)                                    $ 111,887     $  99,383     $ (11,982)
                                                               ---------     ---------     ---------
                                                               ---------     ---------     ---------

   (a) Represents net income from liquidating activities which is reflected in the Statement of Changes in Net Assets as well as Note D.

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

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with a consent statement dated September 17, 1996, the limited partners approved the proposed sale of all eight miniwarehouse facilities owned by the Partnership to Public Storage, Inc. ('Public') and the liquidation and dissolution of the Partnership during October 1996.

   Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by Law Engineering and Environmental Services, Inc. ('LAW') identified detectable levels of tetrachloroethene ('PCE') in the soil and ground water samples collected at the site. LAW, at the Partnership's request, reported the PCE release to the Maryland Department of the Environment ('MDE') and has continued to cooperate with MDE.

   On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. LAW, at the request of the Partnership, is in the process of submitting an application to enter the site into MDE's Voluntary Cleanup Program ('VCP'). Based on VCP regulations, MDE is required to notify the Partnership whether the site has been accepted into their program within sixty days after receiving the application. As of December 31, 2000, the Statement of Net Assets reflects an accrued liability of $500,000 which represents the Partnership's best estimate of the obligation regarding the environmental issues mentioned above. The amount includes costs associated with an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property.

   The General Partners intend to select a broker (after submitting the application to enter the VCP) for the purpose of offering the Hampton Park property to a select group of potential buyers which specialize in the purchase of contaminated properties, albeit at a discount. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification for any liability in connection with remediation of the contamination of the property as possible. The General Partners intend to have the broker offer the property pursuant to a sealed bid process; however, because of the environmental problem and MDE oversight, it is uncertain when any such sale could be consummated. The General Partners intend to liquidate the Partnership subject to the Hampton Park property first being sold, and will distribute any remaining funds at such time.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2000 for the estimated costs expected to be incurred to liquidate the Partnership. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain. However, the Partnership has utilized a September 30, 2001 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner's best estimate. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 2000. Additional accruals totalling $167,000 were made during the year ended December 31, 2000, reflecting changes in the date utilized for estimating liquidation costs from December 31, 2000 to September 30, 2001.

   Net assets in liquidation increased $210,000 during the year ended December 31, 2000. The increase was primarily the result of income from operations of the Hampton Park property, and to a lesser extent, interest income offset, in part, by the additional $167,000 accrual of liquidation expenses discussed above.

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, there is no management discussion comparing the corresponding 2000, 1999 and 1998 periods.

                               OTHER INFORMATION

The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache/Watson & Taylor, Ltd.-2
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   PRESORTED
P.O. Box 2016                                       STANDARD
New York, NY 10272                                U.S. POSTAGE
                                                       PAID
                                                  Automatic Mail

PBW&T2/171650