Form 10-K, Exhibit 13
period 2002-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2003-03-18
CIK 737296

                                                          2002
--------------------------------------------------------------------------------
Prudential-Bache/                                         Annual
Watson & Taylor, Ltd.-2                                   Report
(In Process Of Liquidation)

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                               2002 Annual Report
                                                                      March 2003

   Enclosed are the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of
Prudential-Bache/Watson & Taylor, Ltd.-2 (the 'Partnership') for the year ended December 31, 2002.

   In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight miniwarehouse facilities owned by the Partnership to Public Storage, Inc. ('Public') and the liquidation and dissolution of the Partnership.

   Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. ('MACTEC'), which was formerly known as Law Engineering and Environmental Services, Inc. or LAW, identified detectable levels of tetrachloroethene ('PCE') in the soil and ground water samples collected at the site. MACTEC, at the Partnership's request, reported the PCE release to the Maryland Department of the Environment ('MDE').

   On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE's Voluntary Cleanup Program ('VCP') during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE's comments on the Partnership's application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update ('Phase I Activities') and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures ('Phase II Activities') with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that its responses to all previous comments on Phase I Activities have been resolved. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the 'Report') that was sent to MDE on February 13, 2003. It is anticipated that MDE will take approximately 60 days to review the Report. Once the site is formally entered into the VCP, MDE will provide direction regarding future monitoring, assessment or remediation activities at the site that may be required of the Partnership or a prospective buyer. As a result of the Partnership's experience in working with MDE on the environmental issue, the Partnership changed the estimated date of liquidation to December 31, 2003. As of December 31, 2002 and 2001, the Statement of Net Assets reflects an accrued liability of $500,000 which represents the Partnership's best estimate of the obligation regarding the environmental issues mentioned above. The amount includes costs associated with an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property.

   The General Partners intend to offer the Hampton Park property to a select group of potential buyers, which specialize in the purchase of contaminated properties, and others, albeit at a discount. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. Due to the environmental problem and MDE oversight, it is uncertain when any such sale could be consummated. The Partnership's liquidation and dissolution will proceed upon the sale of the Hampton Park property.

   We encourage you to read the attached report. Should you have any questions concerning your investment or your account status, please contact the Client Services Department at (212) 778-2443.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 2002 and 2001, and the related statements of changes in net assets in process of liquidation for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2002 and 2001, and the changes in its net assets in process of liquidation for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 24, 2003
                                       2

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                               December 31,
                                                                            2002           2001
--------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                   $2,018,521     $2,018,521
Cash and cash equivalents                                                 1,659,883      1,363,297
Other assets                                                                382,677        451,648
                                                                         ----------     ----------
Total assets                                                              4,061,081      3,833,466
                                                                         ----------     ----------
LIABILITIES
Estimated liquidation costs                                                 453,264        423,368
Estimated remediation costs                                                 500,000        500,000
                                                                         ----------     ----------
Total liabilities                                                           953,264        923,368
                                                                         ----------     ----------
Net assets available to limited and general partners                     $3,107,817     $2,910,098
                                                                         ----------     ----------
                                                                         ----------     ----------
Limited and equivalent partnership units issued and outstanding              51,818         51,818
                                                                         ----------     ----------
                                                                         ----------     ----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                             LIMITED        GENERAL
                                                             PARTNERS      PARTNERS        TOTAL
---------------------------------------------------------------------------------------------------
Net assets--December 31, 1999                               $2,466,418      $ --         $2,466,418
Net income from liquidating activities                         209,919        --            209,919
                                                            ----------     ---------     ----------
Net assets--December 31, 2000                                2,676,337        --          2,676,337
Net income from liquidating activities                         233,761        --            233,761
                                                            ----------     ---------     ----------
Net assets--December 31, 2001                                2,910,098        --          2,910,098
Net income from liquidating activities                         197,719        --            197,719
                                                            ----------     ---------     ----------
Net assets--December 31, 2002                               $3,107,817      $ --         $3,107,817
                                                            ----------     ---------     ----------
                                                            ----------     ---------     ----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                                       3

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

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

   In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight miniwarehouse facilities owned by the Partnership to Public Storage, Inc. ('Public') and the liquidation and dissolution of the Partnership.

   Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. ('MACTEC'), which was formerly known as Law Engineering and Environmental Services, Inc. or LAW, identified detectable levels of tetrachloroethene ('PCE') in the soil and ground water samples collected at the site. MACTEC, at the Partnership's request, reported the PCE release to the Maryland Department of the Environment ('MDE').

   On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE's Voluntary Cleanup Program ('VCP') during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE's comments on the Partnership's application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update ('Phase I Activities') and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures ('Phase II Activities') with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that its responses to all previous comments on Phase I Activities have been resolved. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the 'Report') that was sent to MDE on February 13, 2003 as discussed in Note G. It is anticipated that MDE will take approximately 60 days to review the Report. Once the site is formally entered into the VCP, MDE will provide direction regarding future monitoring, assessment or remediation activities at the site that may be required of the Partnership or a prospective buyer. As a result of the Partnership's experience in working with MDE on the environmental issue, the Partnership changed the estimated date of liquidation to December 31, 2003. As of December 31, 2002 and 2001, the Statement of Net Assets reflects an accrued liability of $500,000 which represents the Partnership's best estimate of the obligation regarding the environmental issues mentioned above. The amount includes costs associated with an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property.

   The General Partners intend to offer the Hampton Park property to a select group of potential buyers, which specialize in the purchase of contaminated properties, and others, albeit at a discount. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. Due to the environmental problem and MDE oversight, it is uncertain when any such sale could be consummated. The Partnership's liquidation and dissolution will proceed upon the sale of the Hampton Park property.

   Net assets in liquidation increased $198,000 during the year ended December 31, 2002. The increase was primarily the result of income from operations of the Hampton Park property, and to a lesser extent, interest income. The increase was partially offset by $150,000 of additional expense accruals made during the year. The additional accruals reflect a change in the date utilized for estimating liquidation costs from December 31, 2002 to December 31, 2003 and an additional $32,000 for costs of Phase II procedures to be performed (see discussion above).

   Watson & Taylor Management, Inc. ('WTMI'), an affiliate of the individual general partners is responsible for the day-to-day operation of the property, including the supervision of the on-site managers and the establishment of rental policies and rates for new rentals and renewals and directs the marketing activity for the property under a management agreement ('Management Agreement') entered into with the Partnership. The Management Agreement may be terminated by either party with 60 days' written notice, with or without cause, and can be terminated upon a sale of the property. WTMI receives 4.5% of the property's gross revenues (as defined in the Management Agreement) as a management fee.

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 2002 and 2001 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with accounting principles generally accepted in the United States. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a December 31, 2003 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner's best estimate and giving consideration to the progress that has been made with MDE (see Note A). The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. The Partnership's fiscal year for both book and tax purposes ends on December 31.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Income from a Terminating Sale, as defined in the Amended and Restated Certificate and Agreement of Limited Partnership ('the Partnership Agreement'), is allocated first to all partners having negative capital account balances, to the extent of such balances, and then to the limited partners until their capital accounts equal their Adjusted Capital Contribution plus a Cumulative Preference as those terms are defined in the Partnership Agreement. Sales proceeds from a Terminating Sale are first used for the payment of any debts or obligations of the Partnership, then any balance remaining is distributed to the partners having positive capital account balances.

   PBP has waived its right to share in any limited partner cash distributions and allocations of the Partnership's profits and losses with respect to the 258 equivalent units it holds (see Note E).

C. Property Held for Sale

   The Partnership's property as of December 31, 2002, 2001 and 2000 consisted solely of Hampton Park, a miniwarehouse facility located in Capitol Heights, Maryland. It is uncertain at this time what the Partnership will ultimately realize from the sale of the property due to the property's environmental issue (see Note A). However, the carrying amount of the property appears to be recoverable based on a March 2000 appraised valuation of the property (reduced by estimated costs to sell and estimated costs to resolve the environmental issue), and given improved property rental rates and occupancy rates since the March 2000 appraisal.
                                       5

D. Net Income From Liquidating Activities

   Net income from liquidating activities consisted of the following:

                                                           Year Ended      Year Ended      Year Ended
                                                          December 31,    December 31,    December 31,
                                                              2002            2001            2000
                                                          ------------    ------------    ------------
Rental and other income                                     $616,853        $625,931        $599,874
                                                          ------------    ------------    ------------
Property operating expenses                                  267,865         224,042         221,982
General and administrative expenses                            1,147           1,761           1,343
Estimated liquidation expenses                               150,122         166,367         166,630
                                                          ------------    ------------    ------------
                                                             419,134         392,170         389,955
                                                          ------------    ------------    ------------
Net income from liquidating activities                      $197,719        $233,761        $209,919
                                                          ------------    ------------    ------------
                                                          ------------    ------------    ------------

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

   In February 2003, Prudential Financial, Inc. ('Prudential') and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. PBP will continue to be an indirect wholly owned subsidiary of Prudential.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership for which they receive cost reimbursement.

   Additionally, WTMI receives 4.5% of the property's gross revenues (as defined in the Management Agreement) as a management fee. Such management fees totalled $27,000, $26,000 and $26,000 for the years ended December 31, 2002, 2001 and
2000, respectively.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2002 and 2001 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $164,000 and $155,000 as of December 31, 2002 and 2001, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 2002.

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

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 180 limited partnership units at December 31, 2002.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes:

                                                                  For the year ended December 31
                                                               -------------------------------------
                                                                 2002          2001          2000
                                                               ---------     ---------     ---------
Net income for financial reporting purposes (a)                $ 197,719     $ 233,761     $ 209,919
Estimated liquidation costs, deducted for books not tax          150,122       166,367       166,630
Liquidation costs incurred, deducted for tax not book           (120,226)     (150,615)     (125,092)
Tax depreciation and amortization in excess of book amounts     (139,346)     (139,258)     (139,570)
                                                               ---------     ---------     ---------
Tax basis net income                                           $  88,269     $ 110,255     $ 111,887
                                                               ---------     ---------     ---------
                                                               ---------     ---------     ---------

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

G. Subsequent Event

   On February 13, 2003, MACTEC sent the Report to MDE and it is anticipated that MDE will take approximately 60 days to complete its review. Once the site is formally entered into the VCP, MDE will provide direction regarding future monitoring, assessment or remediation activities at the site that may be required of the Partnership or a prospective buyer.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight miniwarehouse facilities owned by the Partnership to Public Storage, Inc. ('Public') and the liquidation and dissolution of the Partnership.

   Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. ('MACTEC'), which was formerly known as Law Engineering and Environmental Services, Inc. or LAW, identified detectable levels of tetrachloroethene ('PCE') in the soil and ground water samples collected at the site. MACTEC, at the Partnership's request, reported the PCE release to the Maryland Department of the Environment ('MDE').

   On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE's Voluntary Cleanup Program ('VCP') during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE's comments on the Partnership's application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update ('Phase I Activities') and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures ('Phase II Activities') with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that its responses to all previous comments on Phase I Activities have been resolved. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the 'Report') that was sent to MDE on February 13, 2003. It is anticipated that MDE will take approximately 60 days to review the Report. Once the site is formally entered into the VCP, MDE will provide direction regarding future monitoring, assessment or remediation activities at the site that may be required of the Partnership or a prospective buyer. As a result of the Partnership's experience in working with MDE on the environmental issue, the Partnership changed the estimated date of liquidation to December 31, 2003. As of December 31, 2002 and 2001, the Statement of Net Assets reflects an accrued liability of $500,000 which represents the Partnership's best estimate of the obligation regarding the environmental issues mentioned above. The amount includes costs associated with an active remediation program over a five-year period. It is reasonably possible that the loss exposure will be in excess of the amount accrued and will be material to the Partnership and may possibly change in the near future. However, it is uncertain at this time what will ultimately be required to resolve the environmental issue at the property.

   The General Partners intend to offer the Hampton Park property to a select group of potential buyers, which specialize in the purchase of contaminated properties, and others, albeit at a discount. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. Due to the environmental problem and MDE oversight, it is uncertain when any such sale could be consummated. The General Partners intend to liquidate the Partnership subject to the Hampton Park property first being sold, and will distribute any remaining funds at such time.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2002 for the estimated costs expected to be incurred to liquidate the Partnership. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain. However, as mentioned above, the Partnership has utilized a December 31, 2003 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner's best estimate and giving consideration to the progress that has been made with MDE (see discussion above). The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 2002.

   Net assets in liquidation increased $198,000 during the year ended December 31, 2002. The increase was primarily the result of income from operations of the Hampton Park property, and to a lesser extent, interest income. The increase was partially offset by $150,000 of additional expense accruals made during the year. The additional accruals reflect a change in the date utilized for estimating liquidation costs from December 30, 2002 to December 31, 2003 and an additional $32,000 for costs of Phase II procedures to be performed (see discussion above).

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, there is no management discussion comparing the corresponding 2002, 2001 and 2000 periods.

                               OTHER INFORMATION

The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache/Watson & Taylor, Ltd.-2/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH                                   PRESORTED
Peck Slip Station                     STANDARD
P.O. Box 2303                       U.S. POSTAGE
New York, NY 10273-0005                 PAID
                                   Automatic Mail

PBW&T2/171650