Form 10-K, Exhibit 13
period 2004-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2005-03-30
CIK 737296

Exhibit 13.01

Prudential-Bache/

Watson & Taylor, Ltd.-2

(In Process Of Liquidation)

2004

Annual

Report

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

2004 Annual Report

March 2005

Enclosed are the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) for the year ended December 31, 2004.

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight mini-warehouse facilities owned by the Partnership to Public Storage, Inc. (“Public”) and the liquidation and dissolution of the Partnership.

Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. (“MACTEC”) identified detectable levels of tetrachloroethene (“PCE”) in the soil and ground water samples collected at the site. MACTEC, at the Partnership’s request, reported the PCE release to the Maryland Department of the Environment (“MDE”).

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc. (“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup effort as described in the Plan. As of December 31, 2004, the Statement of Net Assets reflects an accrued liability of $500,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

The General Partners intend to offer the Hampton Park property to a select group of potential buyers which specialize in the purchase of contaminated properties, and others, albeit at a discount to take into account remediation costs. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a December 31, 2005 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate and giving consideration to the progress that has been made with MDE. The Partnership’s liquidation and dissolution will proceed upon the sale of the Hampton Park property.

We encourage you to read the attached report. Should you have any questions concerning your investment or your account status, please contact the Client Services Department at (973) 802-3705.

PricewaterhouseCoopers (LOGO)	PricewaterhouseCoopers LLP

300 Madison Avenue

New York, NY 10017

Telephone (646) 471-4000

Facsimile (646) 471-4100

Report of Independent Registered Public Accounting Firm

To the Partners of Prudential-Bache/Watson & Taylor, Ltd.-2:

In our opinion, the accompanying statement of net assets in process of liquidation and the related statement of changes in net assets in process of liquidation present fairly, in all material respects, the financial position of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2004, and the changes in its net assets in process of liquidation for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partners, and evaluating the overall financial statement presentation. We believe that our audit provide reasonable basis for our opinion.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

New York, New York

March 23 , 2005

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statement of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 as of December 31, 2003 and 2002, and the related statements of changes in net assets in process of liquidation for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2003 and 2002 and the changes in its net assets in process of liquidation for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP

New York, New York

January 23, 2004

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(limited partnership)

STATEMENTS OF NET ASSETS

(in process of liquidation)

	December 31,
	2004	2003
ASSETS
Property held for sale	$2,018,521	$2,018,521
Cash and cash equivalents	1,946,498	1,872,095
Other assets	271,852	264,803

Total assets	4,236,871	4,155,419

LIABILITIES
Estimated liquidation costs	465,308	517,100
Estimated remediation costs	500,000	500,000

Total liabilities	965,308	1,017,100

Net assets available to limited and general partners	$3,271,563	$3,138,319

Limited and equivalent partnership units issued and outstanding	51,818	51,818

Net asset value per limited and equivalent units	$63.45	$60.87

STATEMENTS OF CHANGES IN NET ASSETS

(in process of liquidation)

	LIMITED PARTNERS	GENERAL PARTNERS	TOTAL
Net assets—December 31, 2001	$2,910,098	$—	$2,910,098
Net income from liquidating activities	197,719	—	197,719

Net assets—December 31, 2002	3,107,817	—	3,107,817
Net income from liquidating activities	30,502	—	30,502

Net assets—December 31, 2003	3,138,319	—	3,138,319
Net income from liquidating activities	133,244	—	133,244

Net assets—December 31, 2004	$3,271,563	$—	$3,271,563

The accompanying notes are an integral part of these statements.

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(a limited partnership)

NOTES TO FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

A.  General

Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) is a Texas limited partnership formed on November 14, 1983 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. (“PBP”), a wholly owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the “General Partners”). PBP is the Managing General Partner of the Partnership.

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight mini-warehouse facilities owned by the Partnership to Public Storage, Inc. (“Public”) and the liquidation and dissolution of the Partnership.

Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. (“MACTEC”) identified detectable levels of tetrachloroethene (“PCE”) in the soil and ground water samples collected at the site. MACTEC, at the Partnership’s request, reported the PCE release to the Maryland Department of the Environment (“MDE”).

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc. (“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup as described in the Plan. As of December 31, 2004, the Statement of Net Assets reflects an accrued liability of $500,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

The General Partners intend to offer the Hampton Park property to a select group of potential buyers which specialize in the purchase of contaminated properties, and others, albeit at a discount to take into account remediation costs. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. The Partnership’s liquidation and dissolution will proceed upon the sale of the Hampton Park property.

Net assets in liquidation increased $133,000 during the year ended December 31, 2004. The increase was primarily the result of a decrease in expense accruals during 2004 as compared to 2003 offset in part, by a decrease in operating income at the Hampton Park property. The expense accruals during 2004 represent estimated capital expenditures to get the property ready for sale in addition to an increase in estimated audit, tax and printing expenses through the liquidation date. The expense accruals during 2003, reflected a change in the date utilized for estimating liquidation costs from December 31, 2003 to December 31, 2005.

Watson & Taylor Management, Inc. (“WTMI”), an affiliate of the individual general partners is responsible for the day-to-day operation of the property, including the supervision of the on-site managers and the establishment of rental policies and rates for new rentals and renewals and directs the marketing activity for the property under a management agreement (“Management Agreement”) entered into with the Partnership. The Management Agreement may be terminated by either party with 60 days’ written notice, with or without cause, and can be terminated upon a sale of the property. WTMI receives 4.5% of the property’s gross revenues (as defined in the Management Agreement) as a management fee.

B.  Summary of Significant Accounting Policies

Basis of accounting

The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 2004 and 2003 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with accounting principles generally accepted in the United States. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a December 31, 2005 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. The Partnership’s fiscal year for both book and tax purposes ends on December 31.

The financial statements of the Partnership have been prepared on the liquidation basis of accounting in accordance with accounting principles generally accepted in the United States of America. Such principles require the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Partnership’s application of these polices involves judgment regarding the estimated date of liquidation and the property held for sale. A change to the assumption date or the property value could materially impact the financial statements.

Certain balances from the prior period have been reclassified to conform with the current financial statement presentation.

Income taxes

The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

Income from a Terminating Sale, as defined in the Amended and Restated Certificate and Agreement of Limited Partnership (“the Partnership Agreement”), is allocated first to all partners having negative capital account balances, to the extent of such balances, and then to the limited partners until their capital accounts equal their Adjusted Capital Contribution plus a Cumulative Preference as those terms are defined in the Partnership Agreement. Sales proceeds from a Terminating Sale are first used for the payment of any debts or obligations of the Partnership, then any balance remaining is distributed to the partners having positive capital account balances.

PBP has waived its right to share in any limited partner cash distributions and allocations of the Partnership’s profits and losses with respect to the 258 equivalent units it holds (see Note E).

C.  Property Held for Sale

The Partnership’s property as of December 31, 2004, 2003 and 2002 consisted solely of Hampton Park, a mini-warehouse facility located in Capitol Heights, Maryland. It is uncertain at this time what the Partnership will ultimately realize from the sale of the property due to the property’s environmental issue (see Note A). However, the carrying amount of the property appears to be recoverable based on the most recent appraised valuation of the property reduced by estimated costs to sell and a discount associated with the uncertainty of costs to resolve the outstanding environmental issue.

D.  Net Income From Liquidating Activities

Net income from liquidating activities consisted of the following:

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Rental and other income	$579,699	$589,713	$616,853

Property operating expenses	319,580	282,576	267,865
General and administrative expenses	2,933	1,593	1,147
Estimated liquidation expenses	123,942	275,042	150,122

	446,455	559,211	419,134

Net income from liquidating activities	$133,244	$30,502	$197,719

E.  Related Parties

PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. For the years ended 2004, 2003 and 2002 there were no such limitations. PBP is a wholly owned subsidiary of Prudential Securities Group, Inc. (“PSG”).

Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership for which they receive cost reimbursement.

Additionally, WTMI receives 4.5% of the property’s gross revenues (as defined in the Management Agreement) as a management fee. Such management fees totaled approximately $25,000, $26,000 and $27,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2004 and 2003 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $139,000 and $167,000 as of December 31, 2004 and 2003, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and may differ from the amounts accrued as of December 31, 2004.

PBP and the individual General Partners of the Partnership own 258, 130 and 130 equivalent limited partnership units, respectively. PBP receives funds from the Partnership, such as General Partner distributions and reimbursement of expenses, but has waived all of its rights resulting from its ownership of equivalent limited partnership units. Accordingly, the 258 units owned by PBP are not part of the 51,560 limited and equivalent units which receive distributions and allocations of the Partnership’s profits and losses.

PSG, an affiliate of PBP, owns 180 limited partnership units at December 31, 2004 for which no such waivers on profit participation are in effect.

F.  Income Taxes

The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes:

	For the year ended December 31
	2004	2003	2002
Net income for financial reporting purposes (a)	$133,244	$30,502	$197,719
Estimated liquidation costs, deducted for books not tax	123,942	275,042	150,122
Liquidation costs incurred, deducted for tax not book	(175,732)	(211,206)	(120,226)
Tax depreciation and amortization in excess of book amounts	(102,581)	(139,218)	(139,346)

Tax basis net income (loss)	$(21,127)	$(44,880)	$88,269

(a)	Represents net income from liquidating activities which is reflected in the Statement of Changes in Net Assets as well as Note D.

The differences between the tax basis and book basis of partners’ capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partners’ capital of syndication costs, for book purposes, when the Partnership was formed.

G.  Subsequent Event

On January 18, 2005, the Partnership had an irrevocable standby letter of credit established in the amount of $60,000 and expiring on January 7, 2006, in favor of the MDE in connection with the Plan.

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(a limited partnership)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The Partnership’s application of these policies involves judgments which, in and of themselves, could materially impact the financial statements and disclosures. A future change in the assumptions or judgments applied in determining the following matters, among others, could have a material impact on future financial results. As such, actual results may differ from the estimates used by management.

Date of Liquidation

The Partnership estimated the date of liquidation to be December 31, 2005 for purposes of estimating costs through the conclusion of liquidation. Due to the nature of the environmental issue, the date of liquidation is uncertain and a change to that assumption date could materially impact the financial statements and disclosures.

Assumption Regarding the Property Held for Sale

It is uncertain at this time what the Partnership will ultimately realize from the sale of the Hampton Park property due to the property’s environmental issue (see discussion below). Additionally, there is uncertainty regarding the ultimate costs of environmental remediation at the Hampton Park property and significant changes to PBP’s assumptions could materially impact the financial statements and disclosures.

Liquidity and Capital Resources

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale of all eight mini-warehouse facilities owned by the Partnership to Public Storage, Inc. (“Public”) and the liquidation and dissolution of the Partnership.

Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 by MACTEC Engineering and Consulting, Inc. (“MACTEC”) identified detectable levels of tetrachloroethene (“PCE”) in the soil and ground water samples collected at the site. MACTEC, at the Partnership’s request, reported the PCE release to the Maryland Department of the Environment (“MDE”).

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc.

(“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup effort as described in the Plan. As of December 31, 2004, the Statement of Net Assets reflects an accrued liability of $500,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

The General Partners intend to offer the Hampton Park property to a select group of potential buyers which specialize in the purchase of contaminated properties, and others, albeit at a discount to take into account remediation costs. It is the intention of the Partnership to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. The General Partners intend to liquidate the Partnership subject to the Hampton Park property first being sold, and will distribute any remaining funds at such time.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2004 for the estimated costs expected to be incurred to liquidate the Partnership. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain. However, as mentioned above, the Partnership has utilized a December 31, 2005 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and may differ from the amounts accrued as of December 31, 2004.

Net assets in liquidation increased $133,000 during the year ended December 31, 2004. The increase was primarily the result of a decrease in expense accruals during 2004 as compared to 2003 offset in part, by a decrease in operating income at the Hampton Park property. The expense accruals during 2004 represent estimated capital expenditures to get the property ready for sale in addition to an increase in estimated audit, tax and printing expenses through the liquidation date. The expense accruals during 2003, reflected a change in the date utilized for estimating liquidation costs from December 31, 2003 to December 31, 2005.

As of December 31, 2004, the Partnership has cash and cash equivalents of $1,832,000, which is sufficient to meet the working capital requirements of the Partnership for the foreseeable future. The future liquidation and dissolution of the Partnership will result in the sale of the Hampton Park property and any other Partnership assets and the distribution to the Limited Partners, after payment of all expenses and liabilities, of the net sales proceeds and remaining cash.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2004, the Partnership had not utilized special purpose entities to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than those that are not likely to have a material current or future effect on the Partnership’s financial position.

The Partnership’s contractual obligations are primarily with service providers such as PBP, WTMI, ATC, registered public accounting firms, etc. A summary of the Partnership’s significant contractual obligations as of December 31, 2004, follows:

Contractual Obligations
Payments due by period
Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
$645,000	$593,000	$52,000	$—	$—

Results of Operations

As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, there is no management discussion comparing the corresponding 2004, 2003 and 2002 periods.

OTHER INFORMATION

The Partnership’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

Prudential-Bache/Watson & Taylor, Ltd.-2

Enterprise Discontinued Business Solutions

751 Broad Street, 2nd Floor

Newark, NJ 07102-3714

Enterprise Discontinued Business Solutions

751 Broad Street, 2nd Floor

Newark, NJ 07102-3714

PBW&T2/171650