Form 10-K, Exhibit 13
period 2005-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2006-03-31
CIK 737296

Exhibit 13.01

Prudential-Bache/

Watson & Taylor, Ltd.-2

(In Process Of Liquidation)

2005

Annual

Report

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

2005 Annual Report

March 2006

Enclosed are the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) for the year ended December 31, 2005.

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale to Public Storage, Inc. (“Public”) of all eight mini-warehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership.

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

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc. (“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup effort as described in the Plan. As of December 31, 2005, the Statement of Net Assets in process of liquidation reflects an accrued liability of $314,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

On January 18, 2005 the Partnership had an irrevocable standby letter of credit established in the amount of $60,000 that expired on January 7, 2006, in favor of the MDE in connection with the plan. The letter of credit has been extended through January 7, 2007.

The General Partners engaged an unrelated third party real estate broker CB Richard Ellis, Inc. on April 7, 2005, to market the property on an exclusive basis for a six month period. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property.

On August 5, 2005, the Partnership reported that it had concluded its bid process for its sole remaining property, Hampton Park, located in Capitol Heights, Maryland, and accepted a bid to sell the property. On November 4, 2005 the Partnership entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”) with Recycland, LLC (the “Recycland”).

The Sale Agreement provided that Recycland would pay approximately $3,200,000 to the Partnership, taking into account anticipated offsets under the Sale Agreement for the cost of a pollution legal liability insurance policy covering certain environmental liabilities and the cost of a “fixed price to closure” contract with Gannett Fleming Project Development Corporation and EMG Corporation to complete the environmental remediation work through and including the issuance of a Certificate of Completion by the MDE. The Sale Agreement provided that Recycland would continue the remediation work and indemnify the Partnership for certain environmental liabilities and performance obligations. Pursuant to the Sale Agreement, Recycland had an opportunity to conduct due diligence and to terminate the agreement for any reason until one business day before closing.

On November 15, 2005, Recycland terminated the Sale Agreement in accordance with sections 4.5 and 13.4 of the Sale Agreement.

In light of the termination of the Sale Agreement and other information, the managing general partner has changed its estimated liquidation date of the Partnership from December 31, 2005 to December 31, 2006. As a result, at this time the managing general partner has estimated an increase in future liquidating costs of approximately $475,000 or approximately $9.00 per limited and equivalent participating unit of the Partnership.

The General Partners intend to remarket the property in 2006 once additional environmental testing and remediation work is undertaken. The Partnership’s liquidation and dissolution will proceed upon the sale of the Hampton Park property and will distribute any remaining funds after payment of and reserves for all expenses and liabilities.

We encourage you to read the attached report. Should you have any questions concerning your investment or your account status, please contact the Client Services Department at (973) 802-3705.

Report of Independent Registered Public Accounting Firm

To the Partners of Prudential-Bache/Watson & Taylor, Ltd.-2:

In our opinion, the accompanying statements of net assets in process of liquidation and the related statement of changes in net assets in process of liquidation present fairly, in all material respects, the financial position of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2005, and the changes in its net assets in process of liquidation for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partners, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/  PricewaterhouseCoopers LLP

New York, New York

March 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Prudential-Bache/Watson & Taylor, Ltd.-2

We have audited the accompanying statement of changes in net assets in process of liquidation for Prudential-Bache/Watson & Taylor, Ltd.-2 for the year ended December 31, 2003. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the changes in net assets in process of liquidation for the year ended December 31, 2003 of Prudential Bache/Watson & Taylor, Ltd. -2, in conformity with accounting principles generally accepted in the United States.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

/s/ Ernst & Young LLP

New York, New York

January 23, 2004

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(limited partnership)

STATEMENTS OF NET ASSETS

(in process of liquidation)

	December 31,
	2005	2004
ASSETS
Property held for sale	$2,018,521	$2,018,521
Cash and cash equivalents	1,608,754	1,946,498
Other assets	314,338	271,852

Total assets	3,941,613	4,236,871

LIABILITIES
Estimated liquidation costs	731,649	465,308
Estimated remediation costs	313,865	500,000

Total liabilities	1,045,514	965,308

Net assets available to limited and general partners	$2,896,099	$3,271,563

Limited and equivalent partnership units issued and outstanding	51,818	51,818

Net asset value per limited and equivalent units	$56.17	$63.45

STATEMENTS OF CHANGES IN NET ASSETS

(in process of liquidation)

	LIMITED PARTNERS	GENERAL PARTNERS	TOTAL
Net assets—December 31, 2002	$3,107,817	$—	$3,107,817
Net income from liquidating activities	30,502	—	30,502

Net assets—December 31, 2003	3,138,319	—	3,138,319
Net income from liquidating activities	133,244	—	133,244

Net assets—December 31, 2004	3,271,563	—	3,271,563
Net loss from liquidating activities	(375,464)	—	(375,464)

Net assets—December 31, 2005	$2,896,099	$—	$2,896,099

The accompanying notes are an integral part of these statements.

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(a limited partnership)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

A.  General

Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) is a Texas limited partnership formed on November 14, 1983 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. (“PBP”), a wholly owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the “General Partners”). PBP is the managing general partner of the Partnership (the “Managing General Partner”).

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale to Public Storage, Inc. (“Public”) of all eight mini-warehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership.

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

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc. (“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup as described in the Plan. As of December 31, 2005, the Statement of Net Assets in process of liquidation reflects an accrued liability of $314,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

On January 18, 2005, the Partnership had an irrevocable standby letter of credit established in the amount of $60,000 that expired on January 7, 2006, in favor of the MDE in connection with the Plan. The letter of credit has been extended through January 7, 2007.

The General Partners engaged an unrelated third party real estate broker CB Richard Ellis, Inc. on April 7, 2005, to market the property on an exclusive basis for a six month period. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property.

On August 5, 2005, the Partnership reported that it had concluded its bid process for its sole remaining property, Hampton Park, located in Capitol Heights, Maryland, and accepted a bid to sell the property. On November 4, 2005, the Partnership entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”) with Recycland, LLC (the “Recycland”).

The Sale Agreement provided that Recycland would pay approximately $3,200,000 to the Partnership, taking into account anticipated offsets under the Sale Agreement for the cost of a pollution legal liability insurance policy covering certain environmental liabilities and the cost of a “fixed price to closure” contract with Gannett Fleming Project Development Corporation and EMG Corporation to complete the environmental remediation work through and including the issuance of a Certificate of Completion by the MDE. The Sale Agreement provided that Recycland would continue the remediation work and indemnify the Partnership for certain environmental liabilities and performance obligations. Pursuant to the Sale Agreement, Recycland had an opportunity to conduct due diligence and to terminate the agreement for any reason until one business day before closing.

On November 15, 2005, Recycland terminated the Sale Agreement in accordance with sections 4.5 and 13.4 of the Sale Agreement.

In light of the termination of the Sale Agreement and other information, the Managing General Partner has changed its estimated liquidation date of the Partnership from December 31, 2005 to December 31, 2006. As a result, at this time the Managing General Partner has estimated an increase in future liquidating costs of approximately $475,000 or approximately $9.00 per limited and equivalent participating unit of the Partnership.

The General Partners intend to remarket the property in 2006 once additional environmental testing and remediation work is undertaken. The Partnership’s liquidation and dissolution will proceed upon the sale of the Hampton Park property.

Net assets in liquidation decreased approximately $375,000 during the year ended December 31, 2005. The decrease was mainly due to the increase in liquidation accruals due to the fact that the Partnership has changed its estimated liquidation date from December 31, 2005 to December 31, 2006. As a result, at this time the Managing General Partner has estimated an increase in future liquidation costs of approximately $475,000 or approximately $9.00 per limited and equivalent participating unit of the Partnership.

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

B.  Summary of Significant Accounting Policies

Basis of accounting

The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 2005 and 2004 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with accounting principles generally accepted in the United States. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a December 31, 2006 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. The Partnership’s fiscal year for both book and tax purposes ends on December 31.

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

C.  Property Held for Sale

The Partnership’s property as of December 31, 2005, 2004 and 2003 consisted solely of Hampton Park, a mini-warehouse facility located in Capitol Heights, Maryland. It is uncertain at this time what the Partnership will ultimately realize from the sale of the property due to the property’s environmental issue (see Note A). However, the carrying amount of the property appears to be recoverable based on the most recent appraised valuation of the property reduced by estimated costs to sell and a discount associated with the uncertainty of costs to resolve the outstanding environmental issue.

D.  Net Income (Loss) From Liquidating Activities

Net income (loss) from liquidating activities consisted of the following:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Rental and other income	$603,880	$579,699	$589,713

Property operating expenses	343,557	319,580	282,576
General and administrative expenses	6,842	2,933	1,593
Estimated liquidation expenses	628,945	123,942	275,042

	979,344	446,455	559,211

Net income (loss) from liquidating activities	$(375,464)	$133,244	$30,502

E.  Related Parties

PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the type of which is limited by the provisions of the Partnership Agreement. PBP is a wholly owned subsidiary of Prudential Securities Group, Inc. (“PSG”).

Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership for which they receive cost reimbursement.

Additionally, WTMI receives 4.5% of the property’s gross revenues (as defined in the Management Agreement) as a management fee. Such management fees totaled approximately $24,000, $25,000 and $26,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2005 and 2004 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $112,000 and $139,000 as of December 31, 2005 and 2004, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and may differ from the amounts accrued as of December 31, 2005.

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

PSG, an affiliate of PBP, owns 180 limited partnership units at December 31, 2005 for which no such waivers on profit participation are in effect.

F.  Income Taxes

The following is a reconciliation of net income (loss) for financial reporting purposes to net income for tax reporting purposes:

	For the year ended December 31
	2005	2004	2003
Net income (loss) for financial reporting purposes (a)	$(375,464)	$133,244	$30,502
Estimated liquidation costs, deducted for books not tax	628,945	123,942	275,042
Liquidation costs incurred, deducted for tax not book	(609,485)	(175,732)	(211,206)
Tax depreciation and amortization in excess of book amounts	(102,608)	(102,581)	(139,218)

Tax basis net loss	$(458,612)	$(21,127)	$(44,880)

(a)	Represents net income (loss) from liquidating activities which is reflected in the Statement of Changes in Net Assets as well as Note D.

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

Date of Liquidation

In light of the termination of the Sale Agreement and other information, the managing general partner has changed its estimated liquidation date of the Partnership from December 31, 2005 to December 31, 2006. Due to the nature of the environmental issue, the date of liquidation is uncertain and a change to that assumption date could materially impact the financial statements and disclosures.

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

Liquidity and Capital Resources

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale to Public Storage, Inc. (“Public”) of all eight mini-warehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership.

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

(“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup effort as described in the Plan. As of December 31, 2005, the Statement of Net Assets in process of liquidation reflects an accrued liability of approximately $314,000, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

On January 18, 2005 the Partnership had an irrevocable standby letter of credit established in the amount of $60,000 that expired on January 7, 2006, in favor of the MDE in connection with the Plan. The letter of credit has been extended through January 7, 2007.

The General Partners engaged an unrelated third party real estate broker CB Richard Ellis, Inc. on April 7, 2005, to market the property on an exclusive basis for a six month period. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property.

On August 5, 2005, the Partnership reported that it had concluded its bid process for its sole remaining property, Hampton Park, located in Capitol Heights, Maryland, and accepted a bid to sell the property. On November 4, 2005, the Partnership entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”) with Recycland, LLC (the “Recycland”).

The Sale Agreement provided that Recycland would pay approximately $3,200,000 to the Partnership, taking into account anticipated offsets under the Sale Agreement for the cost of a pollution legal liability insurance policy covering certain environmental liabilities and the cost of a “fixed price to closure” contract with Gannett Fleming Project Development Corporation and EMG Corporation to complete the environmental remediation work through and including the issuance of a Certificate of Completion by the MDE. The Sale Agreement provided that Recycland would continue the remediation work and indemnify the Partnership for certain environmental liabilities and performance obligations. Pursuant to the Sale Agreement, Recycland had an opportunity to conduct due diligence and to terminate the agreement for any reason until one business day before closing.

On November 15, 2005, Recycland terminated the Sale Agreement in accordance with sections 4.5 and 13.4 of the Sale Agreement.

In light of the termination of the Sale Agreement and other information, the managing general partner has changed its estimated liquidation date of the Partnership from December 31, 2005 to December 31, 2006. As a result, at this time the managing general partner has estimated an increase in future liquidating costs of approximately $475,000 or approximately $9.00 per limited and equivalent participating unit of the Partnership.

The General Partners intend to remarket the property in 2006 once additional environmental testing and remediation work is undertaken. The General Partners intend to liquidate the Partnership subject to the Hampton Park property first being sold, and will distribute any remaining funds after payment of and reserves for all expenses and liabilities.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2005 for the estimated costs expected to be incurred to liquidate the Partnership. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain. However, as mentioned above, the Partnership has utilized a December 31, 2006 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and may differ from the amounts accrued as of December 31, 2005.

Net assets in liquidation decreased approximately $375,000 during the year ended December 31, 2005. The decrease was mainly due to the increase in liquidation accruals due to the fact that the Partnership has changed its estimated liquidation date from December 31, 2005 to December 31, 2006. As a result, at this time the managing general partner has estimated an increase in future liquidation costs of approximately $475,000 or approximately $9.00 per limited and equivalent participating unit of the Partnership.

As of December 31, 2005, the Partnership has cash and cash equivalents of approximately $1,609,000, which is sufficient to meet the working capital requirements of the Partnership for the foreseeable future. The future liquidation and dissolution of the Partnership will result in the sale of the Hampton Park property and any other Partnership assets and the distribution to the Limited Partners, after payment of and reserves for all expenses and liabilities, of the net sales proceeds and remaining cash.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2005, the Partnership had not utilized special purpose entities to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than those that are not likely to have a material current or future effect on the Partnership’s financial position.

The Partnership’s contractual obligations are primarily with service providers such as PBP, WTMI, ATC, registered public accounting firms, etc. A summary of the Partnership’s significant contractual obligations as of December 31, 2005, follows:

Contractual Obligations
Payments due by period
Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
$570,000	$467,000	$90,000	$13,000	$—

Results of Operations

As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, there is no management discussion comparing the corresponding 2005, 2004 and 2003 periods.

OTHER INFORMATION

The Partnership’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

Prudential-Bache/Watson & Taylor, Ltd.-2

Enterprise Discontinued Business Solutions

751 Broad Street, 2nd Floor

Newark, NJ 07102-3714