Form 10-K, Exhibit 13
period 2006-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2007-04-02
CIK 737296

Prudential-Bache/

Watson & Taylor, Ltd.-2

(In Process Of Liquidation)

2006

Annual

Report

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

2006 Annual Report

April 2007

Enclosed are the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) for the year ended December 31, 2006.

In accordance with a consent statement dated September 17, 1996, the limited partners approved, during October 1996, the proposed sale to Public Storage, Inc. (“Public”) of all eight mini-warehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership.

Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 identified detectable levels of tetrachloroethene (“PCE”) in the soil and ground water samples collected at the site. Prudential-Bache Properties, Inc. (“PBP” or the “Managing General Partner”) continues to work with the Maryland Department of the Environment (“MDE”) on the plan for remediation action (the “Plan”) of the Hampton Park Property. For further information, see Note A of the financial statements.

In 2005, the general partners reported that the Partnership had placed its sole remaining property, Hampton Park, on the market for sale. A purchase and sale agreement was entered into, but was subsequently terminated. In light of the termination of the agreement, during 2005 the Managing General Partner changed its estimated liquidation date to December 31, 2006. Subsequently, during July 2006, the Managing General Partner revised its estimated liquidation date of the Partnership from December 31, 2006 to December 31, 2007. As a result, at this time, the Managing General Partner has estimated additional liquidating costs of $381,536 or $7.40 per limited and equivalent participating unit of the Partnership.

On September 19, 2006, the Managing General Partner signed an Amendment to Listing Agreement with an unrelated third party, CB Richard Ellis Inc., to market the property on an exclusive basis through December 31, 2006. This agreement has been further extended through June 30, 2007. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property.

During 2006, the Managing General Partner authorized capital improvements presented by the managing agent of the Hampton Park property totaling $201,575. During the twelve months ended December 31, 2006, $198,759 of the authorized capital improvements was funded to Watson & Taylor Management, Inc. (“WTMI”), an affiliate of the individual general partners, and reflected as an addition to the value of the property held for sale. An additional $60,197 of capital improvements are owed to WTMI in 2007. These amounts have also been reflected as an addition to the value of property held for sale. The Managing General Partner anticipates that these capital improvements will result in reduced operating expenses and higher rent revenues.

On March 27, 2007, the Partnership entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Eric G. Meyers, John P. Kyle, and Terry Korth, or their assignee, (the “Purchasers”) for the purchase of the Partnership’s Hampton Park property. Please see Note G for further information.

We encourage you to read the attached report. Should you have any questions concerning your investment or your account status, please contact the Client Services Department at (973) 802-3705.

Report of Independent Registered Public Accounting Firm

To the Partners of Prudential-Bache/Watson & Taylor, Ltd.-2:

In our opinion, the accompanying statements of net assets in process of liquidation and the related statements of changes in net assets in process of liquidation present fairly, in all material respects, the financial position of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2006 and December 31, 2004, and the changes in its net assets in process of liquidation for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partners, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting effective October 1, 1996.

March 30, 2007

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(limited partnership)

STATEMENTS OF NET ASSETS

(in process of liquidation)

	December 31,
	2006	2005
ASSETS
Property held for sale	$2,277,477	$2,018,521
Cash and cash equivalents ($60,000 provided as collateral at December 31, 2006 and December 31, 2005)	1,214,106	1,608,754
Other assets	365,361	381,178

Total assets	3,856,944	4,008,453

LIABILITIES
Estimated liquidation costs	629,630	731,649
Estimated remediation costs	191,560	313,865
Security deposits	52,543	51,333
Deferred revenue	12,611	11,307
Accounts payable	97,727	4,200

Total liabilities	984,071	1,112,354

COMMITMENTS AND CONTINGENCIES
Net assets available to limited and general partners	$2,872,873	$2,896,099

Limited and equivalent partnership units issued and outstanding	51,818	51,818

Net asset value per limited and equivalent units	$55.72	$56.17

STATEMENTS OF CHANGES IN NET ASSETS

(in process of liquidation)

	LIMITED PARTNERS	GENERAL PARTNERS	TOTAL
Net assets—December 31, 2003	$3,138,319	$—	$3,138,319
Net income from liquidating activities	133,244	—	133,244

Net assets—December 31, 2004	3,271,563	—	3,271,563
Net loss from liquidating activities	(375,464)	—	(375,464)

Net assets—December 31, 2005	2,896,099	—	2,896,099
Net loss from liquidating activities	(23,226)	—	(23,226)

Net assets—December 31, 2006	$2,872,873	$—	$2,872,873

The accompanying notes are an integral part of these statements.

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2

(a limited partnership)

NOTES TO FINANCIAL STATEMENTS

December 31, 2006, 2005 and 2004

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

On November 21, 2000, MDE reached a determination that it was appropriate to undertake an active remedial measure at the site. MACTEC, at the request of the Partnership, submitted an application to enter the site into MDE’s Voluntary Cleanup Program (“VCP”) during March 2001. During a meeting on May 16, 2001 between the Partnership, MACTEC and MDE, to discuss MDE’s comments on the Partnership’s application, it was determined that the Partnership would perform a non-invasive Phase I Environmental Site Assessment Update (“Phase I Activities”) and would subsequently, upon review and agreement with MDE, move to perform certain Phase II invasive sampling and analytical procedures (“Phase II Activities”) with the anticipation of entering the site into the VCP. During the first quarter of 2002, MDE notified the Partnership that Phase I Activities were satisfactorily completed. Additionally, MACTEC completed the fieldwork for Phase II Activities (under a work plan that MDE reviewed) during 2002. The procedures and findings were documented in a Phase II Site Characterization and Risk Assessment Report (the “Report”) that was sent to MDE on February 13, 2003. During April 2003, MDE requested supplemental soil-gas sampling procedures be performed. These procedures were performed and reported to MDE during September 2003. MDE issued a response letter, dated October 24, 2003, in which it formally accepted the site into the VCP and informed the Partnership that some form of remedial action is required to address elevated levels of PCE in soil and ground water. The MDE approved the plan for remedial action (the “Plan”) on November 24, 2004. In December 2004, an agreement was entered into with ATC Associates Inc. (“ATC”), pursuant to which ATC will provide certain environmental services to perform the environmental cleanup as described in the Plan. During the first quarter of 2005, ATC began providing environmental services pursuant to the Plan. During the second and third quarters of 2006 ATC filed addendums to the Plan with the MDE. The purpose of these addendums was to propose to the MDE several feasible and effective options for completing site remediation and obtaining a Certificate of Completion. While the addendums are being reviewed by the MDE, remediation continues according to the Plan. The Managing General Partner is not presently able to determine whether, or to what extent, the presently estimated cost of the remediation will change upon the addendum implementation. As of December 31, 2006, the Statement of Net Assets in process of liquidation reflects an accrued liability of $191,560, which represents the Partnership’s best estimate of the obligation regarding the environmental issues mentioned above; however, it is reasonably possible that the loss exposure will be in excess of the amount accrued and may be material to the Partnership.

On January 7, 2006, the Partnership extended through January 7, 2007 an irrevocable standby letter of credit established originally on January 18, 2005 in the amount of $60,000. The letter of credit was issued to satisfy security requirements from the MDE regarding the Hampton Park property. The letter of credit has been further extended through February 7, 2008.

In 2005, the General Partners reported that the Partnership had placed its sole remaining property, Hampton Park, located in Capitol Heights, Maryland, on the market for sale. A purchase and sale agreement was entered into and subsequently terminated. In light of the termination of the agreement, during 2005 the Managing General Partner changed its estimated liquidation date to December 31, 2006. Subsequently, during July 2006, the Managing General Partner revised its estimated liquidation date of the Partnership from December 31, 2006 to December 31, 2007. As a result, at this time, the Managing General Partner has estimated additional liquidating costs of $381,536 or $7.40 per limited and equivalent participating unit of the Partnership.

On September 19, 2006, the Managing General Partner signed an Amendment to Listing Agreement with an unrelated third party, CB Richard Ellis Inc., to market the property on an exclusive basis through December 31, 2006. The agreement has been further extended through June 30, 2007. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property. The General Partners plan to liquidate the Partnership once the remaining property is sold and to distribute any remaining funds after payment of, and establishment of reserves for all remaining or contingent expenses and liabilities.

During 2006, the Managing General Partner authorized capital improvements presented by the managing agent of the Hampton Park property totaling $201,575. During the year ended December 31, 2006, $198,759 of authorized capital improvements was funded to Watson & Taylor Management, Inc. (“WTMI”), an affiliate of the individual general partners, and reflected as an addition to the value of the property held for sale. An additional $60,197 of capital improvements are owed to WTMI. These amounts have also been reflected as an addition to the value of property held for sale. The Managing General Partner anticipates that these capital improvements will result in reduced operating expenses and higher rent revenues.

Net assets in liquidation decreased $23,226 during the year ended December 31, 2006. The decrease was mainly due to an operating profit at the property level of $195,353 and interest income of $54,034, offset by liquidating and environmental costs of $272,613.

WTMI is responsible for the day-to-day operation of the property, including the supervision of the on-site managers, the establishment of rental policies, rates for new rentals and renewals and directs the marketing activity for the property under a management agreement (“Management Agreement”) entered into with the Partnership. The Management Agreement may be terminated by either party with 60 days’ written notice, with or without cause, and can be terminated upon a sale of the property. WTMI receives 4.5% of the property’s gross revenues (as defined in the Management Agreement) as a management fee.

On March 27, 2007, the Partnership entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Eric G. Meyers, John P. Kyle, and Terry Korth, or their assignee, (the “Purchasers”) for the purchase of the Partnership’s Hampton Park property. Please see Note G for further information.

B.  Summary of Significant Accounting Policies

Basis of accounting

The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 2006 and 2005 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, net of selling expenses, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership, which is in conformity with accounting principles generally accepted in the United States. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain; however, the Partnership has utilized a December 31, 2007 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. The Partnership’s fiscal year for both book and tax purposes ends on December 31.

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

Cash and Cash Equivalents

Cash and cash equivalents consists of cash deposits maintained in money market accounts in a major international financial institution, whichever readily converts into cash.

Income taxes

As a partnership, the Partnership itself is not subject to U.S. Federal income taxes; each Partner is individually liable for income taxes, if any, on its share of the Partnership’s taxable income. Certain activities of the Partnership may cause Partners in the Partnership to be subject to state taxes. As a result, the Partnership may be required to withhold state taxes on behalf of certain Partners on the amount of state source income. This state tax withholding will be shown as a reduction in the capital account of each Partner subject to the withholding.

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

C.  Property Held for Sale

The Partnership’s property as of December 31, 2006, 2005, and 2004 consisted solely of Hampton Park, a mini-warehouse facility located in Capitol Heights, Maryland. It is uncertain at this time what the Partnership will ultimately realize from the sale of the property due to the property’s environmental issue (see Note A). However, the carrying amount of the property appears to be recoverable based on the most recent appraised valuation of the property reduced by estimated costs to sell and a discount associated with the uncertainty of costs to resolve the outstanding environmental issue.

D.  Net Income (Loss) From Liquidating Activities

Net income (loss) from liquidating activities consisted of the following:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Rental and other income	$613,623	$603,880	$579,699

Property operating expenses	361,535	343,557	319,580
General and administrative expenses	2,701	6,842	2,933
Estimated liquidation and remediation expenses	272,613	628,945	123,942

	636,849	979,344	446,455

Net income (loss) from liquidating activities	$(23,226)	$(375,464)	$133,244

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

Additionally, WTMI receives 4.5% of the property’s gross revenues (as defined in the Management Agreement) as a management fee. Such management fees totaled $25,462, $23,729, and $25,095 for the years ended December 31, 2006, 2005, and 2004, respectively.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2006 and 2005 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $83,675 and $112,142 as of December 31, 2006 and 2005, respectively, expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and may differ from the amounts accrued as of December 31, 2006.

PBP and the individual General Partners of the Partnership own 258, 130, and 130 equivalent limited partnership units, respectively. PBP receives funds from the Partnership, such as General Partner distributions and reimbursement of expenses, but has waived all of its rights resulting from its ownership of equivalent limited partnership units. Accordingly, the 258 units owned by PBP are not part of the 51,560 limited and equivalent units which receive distributions and allocations of the Partnership’s profits and losses.

PSG, an affiliate of PBP, owns 180 limited partnership units at December 31, 2006 for which no such waivers on profit participation are in effect.

F.  Income Taxes

The following is a reconciliation of net income (loss) for financial reporting purposes to net income (loss) for tax reporting purposes:

	For the year ended December 31
	2006	2005	2004
Net income (loss) for financial reporting purposes (a)	$(23,226)	$(375,464)	$133,244
Estimated liquidation costs, deducted for books not tax	371,643	628,945	123,942
Liquidation costs incurred, deducted for tax not book	(461,092)	(609,485)	(175,732)
Tax depreciation and amortization in excess of book amounts	(29,929)	(102,608)	(102,581)

Tax basis net loss	$(142,604)	$(458,612)	$(21,127)

(a)	Represents net income (loss) from liquidating activities which is reflected in the Statement of Changes in Net Assets as well as Note D.

The differences between the tax basis and book basis of partners’ capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partners’ capital of syndication costs, for book purposes, when the Partnership was formed.

G.  Subsequent Events

On February 14, 2007, the Amendment to Listing Agreement with CB Richard Ellis Inc. to market the property on an exclusive basis was extended through June 30, 2007.

During February 2007, the letter of credit established to satisfy security requirements from the MDE regarding the Hampton Park property was extended through February 7, 2008. See Note A for further information.

Through March 2, 2007, an additional $60,197 of capital improvements at the Hampton Park property are owed to WTMI and reflected as an addition to the value of the property held for sale.

On March 27, 2007, the Partnership entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Eric G. Meyers, John P. Kyle, and Terry Korth, or their assignee, (the “Purchasers”) for the purchase of the Partnership’s Hampton Park property.

The Sale Agreement provides that the Purchasers would pay approximately $3,500,000 to the Partnership. The Purchasers shall accept possession of the property “as is, where is, with all faults”, with no right of setoff or reduction in the purchase price. However, pursuant to the terms of the Sale Agreement, the Purchasers have an opportunity to conduct a 30-day due diligence and to terminate the agreement at any time prior to the expiration of the due diligence period. At closing, the Purchasers shall enter into a services agreement with ATC Associates Inc. (“ATC”) to carry out the environmental work specified in the Plan through and including the issuance of a Voluntary Cleanup Program (“VCP”) Certificate of Completion and any other applicable governmental closure documents (the “Environmental Services Agreement”). The Partnership shall be a third party beneficiary of the Environmental Services Agreement and, despite having a contractual obligation of indemnity with the Purchasers, shall assume control of any and all remaining portions of the environmental work, in the event that the Purchasers default on their obligations. The Partnership has obtained an environmental insurance policy regarding the property and, prior to closing, will add the Purchasers as an additional insured under the policy. In addition, at closing, the Partnership shall pay, as a credit against the purchase price, the amount owed under the Environmental Services Agreement, up to a maximum of $75,000. The closing of the purchase is further subject to additional closing conditions, including the assignment of certain leases. Due to these and other closing conditions and the termination provisions in the Sale Agreement, this transaction may never be consummated. In addition, there can be no assurance (i) as to when the sale to the Purchasers will be consummated, if at all, (ii) that the property will be sold at the current contracted purchase price, or (iii) of the amount of net proceeds that will be available for distribution.

The foregoing description of the Sale Agreement is qualified in its entirety by reference to the Sale Agreement, a copy of which is attached to the 10-K as Exhibit 10.09.

The General Partners plan to liquidate the Partnership once the remaining property is sold. While the Purchaser has agreed to indemnify the Partnership for certain named matters within the Sale Agreement, the potential for additional contingent expenses and liabilities exist. Distribution of any remaining funds once the remaining property is sold will occur after payment of, and establishment of reserves for, these contingent exposures.

As a result of the terms of the sales contract for the property, the Managing General Partner has estimated additional liquidating costs for property sale commissions and property/recording taxes of $58,950 or $1.14 per limited and equivalent participating unit of the Partnership.

The Partnership adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), as required, on January 1, 2007. FIN 48 requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Partnership recording a tax liability that would reduce partners’ capital. FIN 48 must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to partners’ capital as of January 1, 2007. Based on its analysis, the General Partner has determined that the adoption of FIN 48 did not have a material impact to the Partnership’s financial statements upon adoption. However, the General Partner’s conclusions regarding FIN 48 may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance expected from the FASB, and on-going analyses of tax laws, regulations and interpretations thereof.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Partnership’s financial statements.

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

Date of Liquidation

In light of the termination of the sale agreement and other information, the Managing General Partner has changed its estimated liquidation date of the Partnership from December 31, 2006 to December 31, 2007, reflecting the Managing General Partner’s best estimate. Due to the nature of the environmental issue, the date of liquidation is uncertain and a change to that assumption date could materially impact the financial statements and disclosures.

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

Seven of the eight properties were sold to Public during December 1996. The Partnership continues to own the Hampton Park property located in Capitol Heights, Maryland as it was not sold to Public after Phase I and Phase II Environmental Site Assessments performed during 1996 identified detectable levels of tetrachloroethene (“PCE”) in the soil and ground water samples collected at the site. The Managing General Partner continues to work with the Maryland Department of the Environment (“MDE”) on the plan for remediation action (the “Plan”) of the Hampton Park Property. For further information, see Note A of the financial statements.

In 2005, the General Partners reported that the Partnership had placed its sole remaining property, Hampton Park, on the market for sale. A purchase and sale agreement was entered into and subsequently terminated. In light of the termination of the agreement, during 2005 the Managing General Partner changed its estimated liquidation date to December 31, 2006. Subsequently, during July 2006, the Managing General Partner revised its estimated liquidation date of the Partnership from December 31, 2006 to December 31, 2007. As a result, at this time, the Managing General Partner has estimated additional liquidating costs of $381,536 or $7.40 per limited and equivalent participating unit of the Partnership.

On September 19, 2006, the Managing General Partner signed an Amendment to Listing Agreement with an unrelated third party, CB Richard Ellis Inc., to market the property on an exclusive basis through December 31, 2006. This agreement has been further extended through June 30, 2007. The Partnership will seek to obtain from any potential buyer as complete an indemnification as possible for any liability in connection with remediation of the contamination of the property.

In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 2006 for the estimated costs expected to be incurred to liquidate the Partnership. Due to the nature of the Hampton Park environmental issue, the date of liquidation is uncertain. However, as mentioned above, the Partnership has utilized a December 31, 2007 date for purposes of estimating costs through the conclusion of liquidation reflecting the Managing General Partner’s best estimate. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership’s remaining net assets, and the subsequent payment of, and establishment of reserves for, any remaining or contingent expenses and liabilities, and may differ from the amounts accrued as of December 31, 2006.

Net assets in liquidation decreased $23,226 during the year ended December 31, 2006. The decrease was mainly due to an operating profit at the property level of $195,353 and interest income of $54,034, partially offset by liquidating and environmental costs of $272,613.

As of December 31, 2006, the Partnership has cash and cash equivalents of $1,214,106, which is sufficient to meet the working capital requirements of the Partnership for the foreseeable future. The future liquidation and dissolution of the Partnership will result from the sale of the Hampton Park property and any other Partnership assets and the distribution to the Limited Partners, after payment of, and reserves for, all expenses and liabilities, of the net sales proceeds and remaining cash.

On March 27, 2007, the Partnership entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Eric G. Meyers, John P. Kyle, and Terry Korth, or their assignee, (the “Purchasers”) for the purchase of the Partnership’s Hampton Park property. Please see Note G of the financial statements.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2006, the Partnership had not utilized special purpose entities to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than those that are not likely to have a material current or future effect on the Partnership’s financial position.

The Partnership’s contractual obligations are primarily with service providers such as PBP, WTMI, ATC, registered public accounting firms, etc. A summary of the Partnership’s significant contractual obligations as of December 31, 2006, follows:

Contractual Obligations
Payments due by period
Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
$562,096	$395,011	$167,085	$—	$—

Results of Operations

As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996, and thus not reporting results of operations thereafter, there is no management discussion comparing the corresponding 2006, 2005, and 2004 periods.

OTHER INFORMATION

The Partnership’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to limited partners without charge upon written request to:

Prudential-Bache/Watson & Taylor, Ltd.-2

Enterprise Discontinued Business Solutions

751 Broad Street, 2nd Floor

Newark, NJ 07102-3714

All filings for the Partnership are available on the SEC’s website at www.sec.gov.