Form 10-K/A, Exhibit 13
period 2006-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD 2
filed 2007-04-20
CIK 737296

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

Report of Independent Registered Public Accounting Firm

To the Partners of Prudential-Bache/Watson & Taylor, Ltd.-2:

In our opinion, the accompanying statements of net assets in process of liquidation and the related statements of changes in net assets in process of liquidation present fairly, in all material respects, the financial position of Prudential-Bache/Watson & Taylor, Ltd.-2 at December 31, 2006 and December 31, 2005, and the changes in its net assets in process of liquidation for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partners, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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